File No.

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

OFFERING CIRCULAR	DATED MARCH 29, 2023

Invest Inc.

Up to 3,000,000 Shares of Common Stock

11500 W Olympic Blvd. Suite 562

Los Angeles, California 90064

Invest Inc., a Wyoming corporation (“we,” “us,” “our,” or the “Company”), is offering up to 3,000,000 shares of our common stock (the “Offering”). The initial price per share is $6.00 for an Offering amount of up to $18,000,000 (the “Maximum Offering”) on a best efforts basis. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of the Offering.

We may conduct an initial closing (the “Initial Closing”) at any time (the “Initial Closing Date”) provided that the Offering Statement has been qualified by the Securities and Exchange Commission (the “Commission”). Thereafter, this Offering will terminate at the earlier of: (1) the date at which the Maximum Offering has been sold; (2) the date which is one year after this Offering being qualified by the Commission; or (3) the date on which this Offering is earlier terminated by us in our sole discretion (the “Termination Date”).

If, on the Initial Closing Date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales (each an “Additional Closing”) until the Termination Date. We will consider various factors in determining the timing of any Additional Closings, including but not limited to the amount of proceeds received at the Initial Closing, any Additional Closings that have already been held, and indications of interest shown by any additional prospective investors.

From the date of qualification until the Initial Closing Date, and thereafter pending any Additional Closings on subsequent closing dates (“Additional Closing Dates,”) and with the Initial Closing Date, a “Closing Date”) the proceeds from the Offering will be kept in an escrow account. Upon the Initial Closing Date and upon each Additional Closing Date, if any, the proceeds therefrom will be distributed to us and the associated securities will be issued to the investors therein. We have engaged tZERO ATS, LLC, a Commission-registered broker dealer and member of FINRA and SIPC to act as our escrow agent for the Offering (together with permitted assignees, the “Escrow Agent”). We will pay the Escrow Agent a $1,000 fee for its services for the Offering. If the Initial Closing never occurs, any proceeds from the Offering will be promptly returned to investors by the Escrow Agent, without deduction or interest. (See “Plan of Distribution.”)

We have engaged tZERO Markets, LLC (“tZERO Markets”) to act as our exclusive placement agent andbroker-dealer of record for this Offering. In connection with this Offering, we are paying tZERO Markets 3% of the gross proceeds of the Offering.

The minimum purchase requirement per investor is $600 or 100 shares of common stock; however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion. We expect to commence the sale of the shares as of the date on which the Offering Statement, of which this Offering Circular is a part, is qualified by the Commission.

Our common stock will initially not be listed for trading on any national securities exchange. After the Final Closing, we intend to make our common stock available for trading on the alternative trading system operated by tZERO ATS, LLC (the “tZERO ATS”), subject to tZERO ATS, LLC’s due diligence and on-boarding procedures. However, we cannot provide any assurance that we will be successful in making our common stock available to trade on the tZERO ATS.

Currently, our officers and directors own 60% of our common stock After the Offering, assuming all of the shares being offered are sold, our officers and directors will hold 50% of the voting power of our outstanding common stock.

We are an “emerging growth company” under the federal securities laws. (See “Offering Circular Summary—Implications of Being an Emerging Growth Company.”)

Investing in our common stock involves a high degree of risk. (See “Risk Factors” beginning on page 7.)

This Offering will terminate at the earlier of (i) the date at which the Maximum Offering amount set forth above has been sold, or (ii) the date at which this Offering is earlier terminated by us at our sole discretion. At least every 12 months after this Offering has been qualified by the Securities and Exchange Commission, we will file a post-qualification amendment to include our recent financial statements.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any Offering Circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. (See “Plan of Distribution—Investment Limitations.”) Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The securities described in this Offering Circular (the “Offering Circular”) may not be sold until qualified by the Commission. This Offering Circular is not an offer to sell, nor solicitation of an offer to buy, any of our securities in any state or other jurisdiction in which such sale is prohibited. This Offering Circular follows the disclosure format prescribed by Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

For more information concerning the procedures of the Offering, please refer to “Plan of Distribution” beginning on page 59.

The date of this Offering Circular is March 29, 2023

ABOUT THIS OFFERING STATEMENT

As used in this Offering Circular, unless the context otherwise requires or indicates, references to the “Company,” “we,” “our,” “ourselves,” and “us” refer to Invest Inc.

You should rely only on the information contained in this Offering Circular prepared by us or on our behalf that we have referred you to. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to, the reliability of any other information that others may give you. This Offering Circular is an offer to sell only the shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. We are offering to sell and seeking offers to buy our common stock only in jurisdictions where offers and sales are permitted. We are not making an offer of these securities in any state, country, or other jurisdiction where the offer is not permitted. You should not assume that the information in this Offering Circular is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our common stock. Our business, financial condition, results of operations and cash flows may have changed since the date of the applicable document.

This Offering Circular describes the specific details regarding this Offering and the terms and conditions of our common stock being offered hereby and the risks of investing in our common stock. For additional information, please see the section entitled “Where You Can Find More Information.”

You should not interpret the contents of this Offering Circular to be legal, tax advice, business, or financial advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial, and other issues that you should consider before investing in our common stock.

MARKET AND INDUSTRY DATA

This Offering Circular includes industry and trade association data, forecasts, and information that we have prepared based, in part, upon data, forecasts, and information obtained from independent trade associations, industry publications and surveys, government agencies, and other independent information publicly available to us. Statements as to our market position are based on market data currently available to us. Industry publications, surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information obtained from these sources. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources.

We believe our internal research is reliable, even though such research has not been verified by any independent sources. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this Offering Circular.

In addition, forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this Offering Circular. Trademarks used in this Offering Circular are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks. In addition, certain market and industry data has been obtained from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this Offering Circular.

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular, but it does not contain all of the information that you may consider important in making your investment decision. Therefore, you should read this entire Offering Circular carefully, including, in particular, the “Risk Factors” section of this Offering Circular.

Our Company

Invest Inc. was formed on October 7, 2020 as a Wyoming corporation. We have developed a platform named “Invest.inc,” an investment research platform that provides retail investors access to personalized institutional-level market information and tools to make well-researched, educated investment decisions for their portfolios. In addition to serving retail investors, we provide public companies with an enterprise solution for media buying, allowing issuers to utilize a robust advertising platform to reach their target audiences.

The vision of Invest.inc is to provide our users with an innovative machine-learning (“ML”) platform that is intended to curate useful, personalized, and functional investment news recommendations. The platform is being designed to provide investors with personalized, high-quality investment content through an easy-to-use interface. The system is planned to use supervised and unsupervised ML algorithms that draw from user behavior data, content analysis of investment news articles, and other external factors such as market trends and economic indicators.

Currently, to the best of our knowledge, there is no other machine-learning-first-designed investment platform like the one we have planned. We believe that our proposed sleek design and utility could generate a high level of engagement from the investment sector, while also drawing in a highly sought-after user base for advertisers. Thus, companies seeking brand awareness may be willing to pay to advertise on our platform.

Our Industry

Prior experiment results show that recommendation systems can increase site visit lengths by 2.5 times and result in 35% more clicks,1 increasing traffic, engagement, and revenue. We plan to have a powerful and ML-based recommendation engine developed to help investors make the most informed decisions about their investments, while alleviating them from the time-consuming search for information relevant to them.

The financial services sector has experienced a rapid digital transformation in recent years, and we believe that fintech, in particular, is poised for significant growth.

Fintech opportunities in retail investing have expanded as the space has attracted an influx of new participants who have a growing influence on global markets. Roughly six million Americans downloaded trading apps in January 2021 alone, with retail brokerages seeing daily volumes for equity and options trades reach record highs.2 One structure analyst at Bloomberg Intelligence estimated that retail investors accounted for an average of 23% of all U.S. equity trading in 2021, more than doubling the share they held in 2019.3

As interest in retail investing has skyrocketed, interest from venture capital (“VC”) firms in fintech has accelerated with a flurry of deal activity. In the first quarter of 2022 alone, fintech companies raised more than $29.3 billion across more than 1,200 deals.4 The median pre-money valuation for VC-backed, late-stage fintech companies increased 44.5% to $257.5 million in Q1 2022,5 while early-stage median pre-money valuations increased by 50% to $45 million.6

Given this backdrop, we aim to capitalize on emerging trends in the equities markets by becoming a leader in a rapidly growing sector that needs a functional, artificial intelligence (“AI”) native platform for high-quality, personalized investment content and ads. We want our product to provide institutional-level financial information, to allow all investors to be as informed in the decision-making process as possible.

1 Florent Garcent, Boi Faltings, Oliver Donatsch et al., “Offline and Online Evaluation of News Recommender Systems at swissinfo.ch,” ACM Conference on Recommender Systems (2014).

2 Maggie Fitzgerald, “Retail investor ranks in the stock market continue to surge,” CNBC, March 10, 2021.

3 Katie Martin, “Rise of the retail army: the amateur traders transforming markets,” Financial Times, March 8, 2021.

4 Priyamvada Mathur, “Five charts that show fintech investment trends in Q1,” Pitchbook, May 11, 2022.

5 Mathur, “Five charts.” Id.

6 Hannah Zhang, “Valuations on Early Stage Companies Are Holding Up — But Will It Last?,” Institutional Investor, November 8, 2022.

Summary Risk Factors

An investment in our securities involves risks. You should consider carefully the risks discussed below and described more fully along with other risks under “Risk Factors” in this Offering Circular before investing in our securities.

●	This is a highly speculative investment.

●	There is currently no public market for shares of our common stock, a trading market for our common stock may never develop following this Offering, and our common stock prices may be volatile and could decline substantially following this Offering.

●	If you purchase common stock in this Offering, you will experience immediate dilution.

●	Our executive officers and directors will control us.

●	We have inadequate capital and need additional financing to accomplish our business and strategic plans. The terms of subsequent financings, if any, may adversely impact your investment.

●	If we are unable to attract new customers, retain customers, expand our products and services offerings, or identify areas of higher growth, our revenue growth and profitability will be harmed.

●	Our efforts to expand our service offerings and to develop and integrate our existing services in order to keep pace with policy, regulatory, political, and technological developments may not succeed.

●	We rely on third parties, including public sources, for data, information, and other products and services, and our relationships with such third parties may not be successful or may change, which could adversely affect our results of operations.

●	Our ability to introduce new features, integrations, capabilities, and enhancements is dependent on adequate research and development resources. If we do not adequately fund our research and development efforts, or if our research and development investments do not translate into material enhancements to our products and services, we may not be able to compete effectively, and our business, financial condition, results of operations, and prospects may be adversely affected.

●	Larger and more well-funded companies with access to significant resources and sophisticated technologies may shift their business model to become our direct competitors.

●	Issues in the use of artificial intelligence (including machine learning) in our platforms may result in reputational harm or liability.

●	Our use of any “open-source” software under restrictive licenses could: (i) adversely affect our ability to license and commercialize certain elements of our proprietary code based on the commercial terms of our choosing; (ii) result in a loss of our trade secrets or other intellectual property rights with respect to certain portions of our proprietary code; and (iii) subject us to litigation and other disputes.

●	We have entered into certain licensing agreements and other strategic relationships with third parties. These agreements and relationships may not continue and we may not be successful in entering into other similar agreements and relationships. If we fail to maintain our current licensing agreements or establish new relationships, it could result in loss of revenue and harm our business and financial condition or inability for us to use the intellectual property licensed to us by the applicable third party.

Corporate Information

We were formed as a Wyoming company in October 2020 under the name Invest Inc. Our principal executive offices are located at 11500 W Olympic Blvd., Suite 562, Los Angeles, California.

Our main telephone number is 801-503-6130. Our website is www.invest.inc. The information contained on, or that can be accessed through, our website is not incorporated by reference and is not a part of this Offering Circular.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include, among other matters:

●	an exemption to provide fewer years of financial statements and other financial data;

●	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

●	an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

●	reduced disclosure about the emerging growth company’s executive compensation arrangements; and

●	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this Offering Circular may be different than the information you may receive from other public companies.

We would cease to be an “emerging growth company” upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this Offering, (ii) the first fiscal year after our annual gross revenues are $1.235 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700,000,000 as of the end of the second quarter of that fiscal year.

THE OFFERING

Common stock offered by us	Up to 3,000,000 shares (the “Maximum Offering”).
Common stock to be outstanding after this Offering	17,782,450 shares (assuming we sell the Maximum Offering amount).
Use of proceeds

We expect to receive net proceeds from this Offering of approximately $18,000,000 (assuming we sell the Maximum Offering amount), We intend to use the net proceeds from this Offering for engaging additional contractor engineers, research and development, Offering expenses, working capital, and marketing competitive trading tournaments. (See “Use of Proceeds.”)

Dividend policy

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its discretion. (See “Dividend Policy.”)

Control

Upon completion of this Offering, Jacob Fernane, our President and Chairman of the board of directors will control more than 50% of the voting power of our outstanding common stock. (See “Management.”)

Risk factors	Investing in our common stock involves a high degree of risk. (See “Risk Factors.”)
No listing on a national securities exchange; Potential secondary trading solely through tZERO ATS

Our common stock will not be initially be listed or traded on any national securities exchange or over-the-counter trading system. We expect to make our common stock available for secondary trading on an alternative trading system (the “tZERO ATS”) operated by tZERO ATS, LLC, a Commission-registered broker dealer and member of FINRA and SIPC. Orders may be entered on the tZERO ATS by investors that maintain an account with tZERO ATS, LLC. Orders properly submitted to the tZERO ATS are matched by tZERO ATS’ order matching system in accordance with its trading rules, and tZERO ATS, LLC clears transactions effected on the tZERO ATS, as the clearing and carrying broker-dealer for all securities traded on the tZERO ATS.

Except as otherwise indicated, all information in this Offering Circular is based on 14,782,450 shares outstanding as of the date of this Offering Circular, and:

●

excludes 10,000,000 shares of our common stock reserved for future issuance in connection with awards under our 2022 Incentive and Nonstatutory Stock Option Plan (our “2022 Stock Option Plan”) (pursuant to which we have issued to our employees, officers, and directors options exercisable for 1,408,500 shares of common stock as of the date of this Offering Circular); and

●	excludes 2,885,000 shares of our outstanding Series A Preferred Stock which is convertible to up to 3,548,550 shares of common stock.

(See “Description of Capital Stock.”)

RISK FACTORS

An investment in our common stock involves a high degree of risk and should be considered highly speculative. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this Offering Circular. If any of the risks discussed in this Offering Circular occur, our business, prospects, liquidity, financial condition, and results of operations could be materially and adversely affected. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Concerning Forward-Looking Statements.”

Risks Related to Our Business

We have limited operating history.

We were formed on October 7, 2020, and have no operating history upon which investors may evaluate our prospects or performance. We can provide no assurances that our operations will ever be profitable. Our prospects must be considered considering the risks, uncertainties, expenses, and difficulties frequently encountered by companies in their early stages of development. There can be no assurance that we will be successful in accomplishing any of our goals, and the failure to do so could have a material adverse effect on our business, results of operations, and financial condition.

If we fail to manage our growth effectively, our business, financial condition, results of operations and prospects could be materially and adversely affected.

The rapid growth we may experience in our business, both organically and inorganically, may place significant demands on our operational infrastructure. As usage of our products and services grows, we will need to devote additional resources to improving and maintaining our infrastructure and integrating with third-party applications, including open-source software. In addition, we will need to appropriately scale our internal business systems and our services organization to serve our growing customer base. Any failure of or delay in these efforts could lead to impaired system performance and reduced customer satisfaction, resulting in decreased sales to customers, lower dollar-based net retention rates, which would hurt our revenue growth and our reputation. Even if we are successful in our expansion efforts, they will be expensive and complex, and require the dedication of significant management time and attention. We could also face inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition and results of operations.

We have a history of net losses and anticipate increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability.

We have operated at a net loss since our inception. We may not achieve or maintain profitability in the future. Because the market for our products and services is rapidly evolving, it is difficult for us to predict our future results of operations or the limits of our market opportunity. We expect our operating expenses to significantly increase over the next several years as we hire additional personnel, expand our partnerships, operations and infrastructure, and continue to enhance our products and services and develop and expand their features, integrations, and capabilities. We also intend to continue to build and enhance our platforms through both internal research and development and possible pursuing acquisitions that can contribute to the capabilities of our platforms. If our revenue does not increase to offset the expected increases in our operating expenses, we may not be profitable in future periods. In future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including any failure to increase the number of companies wanting to advertise on our platform or grow the size of our engagements with new and existing customers, a decrease in the growth of our overall market, our failure, for any reason, to continue to capitalize on growth opportunities, slowing demand for our products, additional regulatory burdens, or increasing competition. As a result, our past financial performance may not be indicative of our future performance.

If we are unable to attract new customers, retain existing customers, expand our products and services offerings with existing customers, or identify areas of higher growth, our revenue growth and profitability will be harmed.

Our success depends on our ability to acquire new customers, retain existing customers, expand our engagements with existing customers, and identify areas of higher growth, and to do so in a cost-effective manner. We have made significant investments related to customer acquisition and retention, expect to continue to spend significant amounts on these efforts in future periods, and cannot guarantee that the revenue from new or existing customers will ultimately exceed the costs of these investments.

Additionally, if we fail to deliver a quality user experience, or if customers do not perceive the products and services we offer to be of high value and quality, we may be unable to acquire or retain customers. Additionally, if we are unable to acquire or retain customers to a level that where our revenues will exceed our losses from the user side, , we may be unable to achieve our operational objectives. Consequently, our prices may increase, or may not decrease to levels sufficient to generate customers’ interest, our revenue may decrease, our margins may decline, and we may not achieve or maintain profitability. As a result, our business, financial condition, and results of operations may be materially and adversely affected.

Our efforts to expand our service offerings and to develop and integrate our existing services in order to keep pace with policy, regulatory, political and technological developments may not succeed.

Our efforts to expand our current service offerings may not succeed and, as a result, we may not achieve profitability or the revenue growth rate we expect. In addition, the markets for certain of our offerings remain relatively new and it is uncertain whether our efforts, and related investments, will ever result in significant revenue for us. We may be required to continuously enhance our technology platforms, including artificial intelligence (“AI”) and machine learning (“ML”) capabilities and algorithms, to maintain and improve the quality of our products and services in order to remain competitive with alternatives. Further, the introduction of significant platform changes and upgrades, may not succeed and early-stage interest and adoption of such new services may not result in long term success or significant revenue for us. Additionally, if we fail to anticipate or identify significant technology trends and developments early enough, or if we do not devote appropriate resources to adapting to such trends and developments, our business could be harmed.

If we are unable to develop or acquire enhancements to, and new features for, our existing or new services that keep pace with rapid technological developments, our business could be harmed. The success of enhancements and new or acquired products and services depends on several factors, including the timely completion, introduction and market acceptance of the feature, service or enhancement by customers, administrators and developers, as well as our ability to seamlessly integrate all of our product and service offerings and develop adequate selling capabilities in new markets. Failure in this regard may significantly impair our revenue growth as well as negatively impact our operating results if the additional costs are not offset by additional revenues. We may not be successful in either developing or acquiring these enhancements and new products and services or effectively bringing them to market.

Furthermore, uncertainties about the timing and nature of new services or technologies, or modifications to existing services or technologies, or changes in customer usage patterns thereof, could increase our research and development or service delivery expenses or lead to our increased reliance on certain vendors. Any failure of our services to operate effectively with future network platforms and technologies could reduce the demand for our services, result in customer dissatisfaction and harm our business.

If we have overestimated the size of its total addressable market, our future growth rate may be limited.

It is difficult to accurately estimate the size of the investment information services and legal and regulatory information markets and predict with certainty the rate at which the market for our services will grow, if at all. While our market size estimate was made in good faith and is based on assumptions and estimates we believe to be reasonable, this estimate may not be accurate. If our estimates of the size of our addressable market are not accurate, our potential for future growth may be less than we currently anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.

We rely on third parties, including public sources, for data, information and other products and services, and our relationships with such third parties may not be successful or may change, which could adversely affect our results of operations.

Our products and services rely upon data, information, and services obtained from third-party providers and public sources. Such data, information, and services are made available to our customers or are integrated for our customers’ use through information and technology solutions provided by us and third-party service providers. We have commercial relationships with third-party providers whose capabilities complement our own and, in some cases, these providers are also our competitors. The priorities and objectives of these providers, particularly those that are our competitors, may differ from ours, which may make us vulnerable to unpredicted price increases, unfavorable licensing terms and other adverse circumstances. Agreements with such third-party providers periodically come up for renewal or renegotiation, and there is a risk that such negotiations may result in different rights and restrictions, which could impact or eliminate our customers’ use of the content. In addition, as the number of products and services in our markets increases and the functionality of these products and services further overlaps with third-party products and services, we may become increasingly subject to claims by a third party that our products and services infringe on such party’s IP rights. Moreover, providers that are not currently our competitors may become competitors or be acquired by or merge with a competitor in the future, any of which could reduce our access to the information and technology solutions provided by those companies. If we do not maintain, or obtain the expected benefits from, our relationships with third-party providers or if a substantial number of our third-party providers or any key service providers were to withdraw their services, we may be less competitive, our ability to offer products and services to our customers may be negatively affected, and our results of operations could be adversely impacted.

If we are not able to obtain and maintain accurate, comprehensive, or reliable data, or if the expert analysis we produce contains any material errors or omissions, we could experience reduced demand for our products and services.

Our success depends on our customers’ confidence in the depth, breadth, and accuracy of our data. The task of establishing and maintaining accurate data is challenging and expensive. The depth, breadth, and accuracy of our data differentiates us from our competitors. If our data, including the data we obtain from third parties and our data extraction, structuring, and analytics are not current, accurate, comprehensive, or reliable, or if any expert analysis we produce contains material errors or omissions, customers could have negative experiences, which in turn would reduce the likelihood of customers renewing or upgrading their subscriptions and our reputation could be harmed, making it more difficult to obtain new customers.

Our ability to introduce new features, integrations, capabilities, and enhancements is dependent on adequate research and development resources. If we do not adequately fund our research and development efforts, or if our research and development investments do not translate into material enhancements to our products and services, we may not be able to compete effectively, and our business, financial condition, results of operations and prospects may be adversely affected.

To remain competitive, we must continue to develop new features, integrations, and capabilities to our products and services. This is particularly true as we further expand our ML capabilities. Maintaining adequate research and development resources, such as the appropriate personnel and development technology, to meet the demands of the market is essential. If we are unable to develop features, integrations, and capabilities internally due to certain constraints, such as lack of management ability, or a lack of other research and development resources, our business may be harmed.

Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling features, integrations, capabilities, and enhancements and generate revenue, if any, from such investment. Anticipated demand for a feature, integration, capability, or enhancement we are developing could decrease after the development cycle has commenced, and we would nonetheless be unable to avoid substantial costs associated with the development of any such feature, integration, capability, or enhancement. Additionally, we may experience difficulties with software development, design, or marketing that could affect the length of these research and development cycles that could further delay or prevent our development, introduction, or implementation of features, integrations, capabilities, and enhancements. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of features, integrations, and capabilities that are competitive, our business, results of operations, and financial condition could be adversely affected.

Further, our competitors may expend more on their respective research and development programs or may be acquired by larger companies that would allocate greater resources to our competitors’ research and development programs or our competitors may be more efficient or effective in their research and development activities. Our failure to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors would give an advantage to such competitors and may harm our business, results of operations, and financial condition.

Larger and more well-funded companies with access to significant resources and sophisticated technologies may shift their business model to become our direct competitors.

Companies in related industries, such as Bloomberg, Thomson Reuters, and Standard and Poor’s (“S&P,”) may choose to compete with us and would immediately have access to greater resources and brand recognition. We cannot anticipate how rapidly such a potential competitor could create products or services that would take significant market share from us or even surpass our products or services in quality. The entry of a large, well-funded competitor in our space could reduce demand for our products and services or reduce the price we can demand from new customers or upgrades from existing customers, negatively affecting our revenue and profitability.

If we fail to protect and maintain our brand, our ability to attract and retain customers will be impaired, our reputation may be harmed, and our business, financial condition, results of operations and prospects may suffer.

We believe that maintaining and promoting our brand in a cost-effective manner is critical to expanding our base of customers on both the retail investor side and on the issuer-advertiser side. Maintaining, promoting, and positioning our brand and the reputation of our businesses will depend on our ability to provide useful, reliable information, products, and services.

We may introduce, or make changes to, features, products, services, privacy practices, or terms of service that customers do not like, which may materially and adversely affect our brand. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business could be materially and adversely harmed.

Harm to our brands can arise from many sources, including failure by us or our partners and service providers to satisfy expectations of service and quality, inadequate protection or misuse of information with respect to customers’ affairs or strategies, personally identifiable information, compliance failures and claims, regulatory inquiries and enforcement, rumors, litigation and other claims, misconduct by our partners, employees or other counterparties, , any of which could lead to a tarnished reputation and loss of customers.

Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our ability to effectively manage and resolve customer complaints, our privacy, data protection, and information security practices, litigation, regulatory licensing and infrastructure, and the experience of our customers with our products or services could adversely affect our reputation and the confidence in and use of our products and services. If we do not successfully maintain a strong and trusted brand, our business, financial condition, and results of operations could be materially and adversely affected.

We rely on the performance of highly skilled personnel, including our management and other key employees, and the loss of one or more of such personnel, or of a significant number of team members, could harm our business.

We believe our success depends on the efforts and talents of senior management and key personnel, including Jacob Fernane, our President and Chairman of the Board and Marc McNeill, our Chief Executive Officer. From time to time, there may be changes in our management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. Our senior management and key employees are employed on an at-will basis. We cannot ensure that we will be able to retain the services of any member of our senior management or other key employees or that we would be able to timely replace members of our senior management or other key employees should any of them depart. The loss of one or more of our senior management or other key employees could harm our business.

If we do not effectively maintain and grow our research and development team with top talent, including employees who are trained in artificial intelligence, machine learning and advanced algorithms, we may be unable to continue to improve our artificial intelligence capabilities, and our revenues and other results of operations could be adversely affected.

Our future success depends on our ability to continue to attract, retain and motivate highly skilled employees, software engineers and other employees or contractors with the technical skills in AI, machine learning, and advanced algorithms that will enable us to deliver effective products and services. Competition for highly skilled engineers and developers in our industry is intense, in particular in the fields of artificial intelligence and machine learning, and larger companies with access to more substantial resources pursue such top talent aggressively.

We may be unable to attract or retain such highly skilled personnel who are critical to our success, which could hinder our ability to keep pace with innovation and technological change in our industry or result in harm to our key customer relationships, loss of key information, expertise or proprietary knowledge and unanticipated recruitment and training costs. The loss of the services of such key employees could make it more difficult to successfully operate our business and pursue our business goals.

Issues in the use of artificial intelligence (including machine learning) in our platforms may result in reputational harm or liability.

AI is or will be enabled by or integrated into our platform and is a significant and potentially growing element of our business. As with many developing technologies, AI presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. Further, there is a risk that AI algorithms may be flawed and datasets may be insufficient, of poor quality, or contain biased information. In addition, inappropriate or controversial data practices by data scientists, engineers, and end-users of our systems could impair the acceptance of AI solutions. If the recommendations, forecasts, or analyses that AI applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Further, some AI scenarios may present ethical issues. Though our technologies and business practices are designed to mitigate many of these risks, if we enable or offer AI solutions that are controversial because of their purported or real impact on human rights, privacy, employment, or other social issues, we may experience brand or reputational harm.

Our use of any “open-source” software under restrictive licenses could: (i) adversely affect our ability to license and commercialize certain elements of our proprietary code base on the commercial terms of our choosing; (ii) result in a loss of our trade secrets or other intellectual property rights with respect to certain portions of our proprietary code; and (iii) subject us to litigation and other disputes.

We have incorporated certain third-party “open-source” software (“OSS”) or modified OSS into elements of our proprietary code base in connection with the development of our products and services. In general, this OSS has been incorporated and is used pursuant to ‘permissive’ OSS licenses, which are designed to be compatible with our use and commercialization of our own proprietary code base. However, we have also incorporated and use some OSS under restrictive OSS licenses. Under these restrictive OSS licenses, we could be required to release to the public the source code of certain elements of our proprietary software that: (i) incorporate OSS or modified OSS in a certain manner; and (ii) have been conveyed or distributed to the public, or with which the public interacts. Although we monitor our use of OSS, in addition to the use of OSS that we are aware of, there is a risk that OSS will be inadvertently or impermissibly incorporated into our software, including by our developers or service providers. In some cases, we may be required to ensure that elements of our proprietary software are licensed to the public on the terms set out in the relevant OSS license or at no cost. This could allow competitors to use certain elements of our proprietary software on a relatively unrestricted basis, or develop similar software at a lower cost. In addition, open-source licensors generally do not provide warranties for their open-source software, and the open-source software may contain security vulnerabilities that we must actively manage or patch. It may be necessary for us to commit substantial resources to remediate our use of OSS under restrictive OSS licenses, for example by engineering alternative or work-around code.

There is an increasing number of open-source software license types, and the terms under many of these licenses are unclear or ambiguous, and have not been interpreted by U.S. or foreign courts, and therefore, the potential impact of such licenses on our business is not fully known or predictable. As a result, these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our own proprietary code (and in particular the elements of our proprietary code which incorporates OSS or modified OSS). Furthermore, we could become subject to lawsuits or claims challenging our use of open-source software or compliance with open-source license terms. If unsuccessful in these lawsuits or claims, we could face IP infringement or other liabilities, be required to seek costly licenses from third parties for the continued use of third-party IP, be required to re-engineer elements of our proprietary code base (e.g., for the sake of avoiding third-party IP infringement), discontinue or delay the use of infringing aspects of our proprietary code base (such as if re-engineering is not feasible), or disclose and make generally available, in source code form, certain elements of our proprietary code. Any such re-engineering or other remedial efforts could require significant additional research and development resources, and we may not be able to successfully complete any such re-engineering or other remedial efforts.

More broadly, the use of OSS can give rise to greater risks than the use of commercially acquired software, since open-source licensors usually limit their liability in respect of the use of the OSS, and do not provide support, warranties, indemnifications or other contractual protections regarding the use of the OSS, which would ordinarily be provided in the context of commercially acquired software.

Any of the foregoing could adversely impact the value of certain elements of our proprietary code base, and its ability to enforce its intellectual property rights in such code base against third parties. In turn, this could materially adversely affect our business, financial condition, results of operations and prospects.

We may not be able to adequately obtain, maintain, protect and enforce our proprietary and intellectual property rights in our data or technology.

Our success depends in part on our and our licensors’ success in obtaining and maintaining effective intellectual property protection. We may be unsuccessful in adequately protecting our intellectual property. We may not be able to file, prosecute, maintain, enforce or license all necessary or desirable intellectual property applications at a reasonable cost or in a timely manner, or in all jurisdictions. Any failure to obtain or maintain patent and other intellectual property protection may harm our business, financial condition and results of operations.

We depend on our proprietary technology, intellectual property and services for our success and ability to compete. We rely and expect to continue to rely on a combination of non-disclosure and confidentiality agreements with our employees, consultants and other parties with whom we have relationships and who may have access to confidential or other protectable aspects of our research and development outputs, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. We cannot guarantee employees, consultants, or other parties will comply with confidentiality, non-disclosure, or invention assignment agreements or that such agreements will otherwise be effective in controlling access to and distribution of our products and services, or certain aspects of our products and services, and proprietary information. Additionally, we may be subject to claims from third parties challenging our ownership interest in or inventorship of intellectual property we regard as our own, for example, based on claims that its agreements with employees or consultants obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations to assign inventions to another employer, to a former employer, or to another person or entity. Further, these agreements do not prevent our competitors from independently developing products and services that are substantially equivalent or superior to our products and services. Additionally, certain unauthorized use of our intellectual property may go undetected, or we may face legal or practical barriers to enforcing our legal rights even where unauthorized use is detected.

We may rely upon trademarks to build and maintain the integrity of our brands. Our trademarks or trade names may be challenged, infringed, circumvented, declared unenforceable or determined to be violating or infringing on other intellectual property rights. We may not be able to sufficiently protect or successfully enforce our rights to these trademarks and trade names.

Current law may not provide for adequate protection of our data or technology. In addition, legal standards relating to the validity, enforceability, and scope of protection of proprietary rights in internet-related businesses are uncertain and evolving, and changes in these standards may adversely impact the viability or value of our proprietary rights. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our technology, or certain aspects of our technology, or our data may be unenforceable under the laws of certain jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our data or technology, or certain aspects of our data or technology, may increase. Further, competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to our data and technology. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights, and we may or may not be able to detect infringement by our customers or third parties. Litigation has been and may be necessary in the future to enforce our intellectual property rights. Such litigation could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our products and services, impair the functionality of our products and services, delay introductions of new features, integrations, and capabilities, result in our substituting inferior or more costly technologies, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and we cannot be certain that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete.

We may in the future be sued by third parties for various claims including alleged infringement, misappropriation or other violation of proprietary intellectual property rights.

Our success depends, in part, on our ability to operate without infringing, misappropriating or otherwise violating the patents and other proprietary intellectual property rights of third parties. This is generally referred to as having the “freedom to operate.” Because we have only conducted routine searches related to third party patent filings and publications and have not conducted an in-depth freedom to operate search, which is time consuming and costly, we may not be aware of issued patents that a third party might assert are infringed by our current products and services, which could materially impair our ability to commercialize our current or any future products and services. Even if we diligently search third-party intellectual property for potential infringement by our current or any future products and services, we may not successfully find intellectual property that our current or any future products and services may infringe. If we are unable to secure and maintain the freedom to operate, third parties could preclude us from commercializing our current or future products and services. There is considerable patent and other intellectual property development activity in our market, and litigation, based on allegations of infringement or other violations of intellectual property, is frequent in internet-based industries. We may receive communications from third parties, including practicing entities and non-practicing entities, claiming that we has infringed their intellectual property rights.

In addition, we may be sued by third parties for breach of contract, defamation, negligence, unfair competition, or patent, copyright, trademark or other intellectual property infringement, misappropriation or other violation, or claims based on other theories, which may or may not be brought without merit. We could also be subject to claims based upon the content that is accessible from our website and other outlets through links to other websites or information on our website or other outlets supplied by third parties or claims that our alleged collection of information from third-party sites without a license violates certain federal or state laws or website terms of use. We could also be subject to claims that the collection or provision of certain information breached laws or regulations relating to privacy or data protection. The defense and prosecution of intellectual property claims, interference proceedings and related legal and administrative proceedings, both in the United States and internationally, involve complex legal and factual questions. As a result, such proceedings are lengthy, costly and time-consuming, and their outcome is highly uncertain. We may become involved in protracted and expensive litigation in order to determine the enforceability, scope and validity of the proprietary rights of others, or to determine whether we have the freedom to operate with respect to the intellectual property rights of others.

If we are found to infringe a third-party’s intellectual property rights, we could be required to obtain a license from such third-party to continue developing and marketing our current and any future products or services. We may also elect to enter into such a license to settle pending or threatened litigation. However, we may not be able to obtain any required license on commercially reasonable terms, or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us and could require us to pay significant royalties and other fees. We could be forced, including by court order, to cease commercializing the infringing products or services. In addition, we could be found liable for monetary damages, which may be significant. If we are found to have willfully infringed a third-party patent, we could be required to pay treble damages and attorneys’ fees. A finding of infringement could prevent us from commercializing our planned products or services in commercially important jurisdictions, or force us to cease some of our business operations, which could harm our business.

Even if we are successful in defending against intellectual property claims, litigation or other legal proceedings relating to such claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities.

Furthermore, our agreements with some of our customers, suppliers or other entities with whom we do business may require us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be beneficial to our business relationships. If any of these claims succeed or settle, we may be forced to pay damages or settlement payments on behalf of our customers, suppliers or other entities, or may be required to obtain licenses. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products or services. If we are required or agree to defend or indemnify third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, operating results or financial condition.

Additionally, there are potential issues around possible ownership rights in personal data, which is subject to evolving regulatory oversight. As a result of any claims against us regarding suspected infringement, our technologies may be subject to injunction, we may be required to pay damages, or we may have to seek a license to continue certain practices (which may not be available on reasonable terms, if at all), all of which may significantly increase our operating expenses or may require us to restrict our business activities and limit our ability to deliver our products and services and/or certain features, integrations, and capabilities of our products and services. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense and/or cause it to alter our products or services, which could negatively affect our business. Further, many of our subscription agreements require us to indemnify our customers for third-party intellectual property infringement claims, so any alleged infringement by us resulting in claims against such customers would increase our liability.

Our exposure to risks associated with various claims, including the use of intellectual property, may increase due to acquisitions of other companies. For example, we may have a lower level of visibility into the development process with respect to intellectual property or the care taken to safeguard against infringement risks with respect to the acquired company or technology. In addition, third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to such acquisition.

We have entered into certain licensing agreements and other strategic relationships with third parties. These agreements and relationships may not continue and we may not be successful in entering into other similar agreements and relationships. If we fail to maintain our current licensing agreements or establish new relationships, it could result in loss of revenue and harm our business and financial condition or inability for us to use the intellectual property licensed to us by the applicable third party.

We have licensed certain components of our technologies from third parties and rely upon such licenses, in part, for the successful development and commercialization of our products and services. The success of certain of our products and services may depend on maintaining successful relationships with our third-party license partners. If such license agreements were to terminate prematurely or if we breach the terms of any licenses or otherwise fails to maintain such licenses, we may lose the ability to offer certain products and services that use such licenses. If there are no active statements of work, counterparties may have the right to terminate such license agreements for its convenience. In addition, we may need to obtain licenses to additional technologies in the future in order to keep our products and services competitive. If we fail to license or otherwise acquire and maintain necessary technologies, we may not be able to develop new products and services necessary to remain competitive.

Our risk management processes and procedures may not be effective.

We have not formally adopted comprehensive risk management processes and procedures. We are subject to liquidity risk, strategic risk, operational risk, cybersecurity risk, and reputational risk. Even if we establish processes and procedures to monitor or control such risks, those procedures may not be effective.

Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. We could incur substantial losses and our business operations could be disrupted to the extent our business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with our strategic initiatives. There also may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If our risk management framework does not effectively identify and control its risks, we could suffer unexpected losses or be adversely affected, which could have a material adverse effect on our business, financial condition, and results of operations.

We depend on third parties for data, information and other services, and our ability to serve our customers could be adversely impacted if such third parties fail to fulfill their obligations, if we are unable to effectively manage and minimize errors, failures, interruptions or delays caused by third parties or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

Interruptions or delays in services from third parties, including data center hosting facilities, internet infrastructure, cloud computing platform providers, and other hardware and software vendors, or our inability to adequately plan for and manage service interruptions or infrastructure capacity requirements, could impair the delivery of our services and harm its business.

We currently serve our customers through the use of third-party hosting facilities and cloud computing platform providers. Damage to, or failure of, these systems, or systems upon which they depend such as internet infrastructure, could cause interruptions in our services. Such interruptions may cause customers to terminate their agreements, and adversely affect our customers and our ability to attract new customers, all of which would reduce our revenue. Our business would also be harmed if our customers and potential customers believe our services are unreliable.

We do not control the operation of third-party facilities, and they may be vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism, and similar misconduct, as well as local administrative actions, changes to legal or permitting requirements, and litigation to stop, limit, or delay operation. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems at these facilities could result in lengthy interruptions in our services.

These hardware, software, data, and cloud computing systems may not continue to be available at reasonable prices, on commercially reasonable terms, or at all. Any loss of the right to use any of these hardware, software, or cloud computing systems could significantly increase our expenses and otherwise result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained through purchase or license, and integrated into our services.

Technical problems or disruptions affecting customers’ access to our services, or the software, internal applications, databases, and network systems underlying our services, could damage our reputation and brands and lead to reduced demand for our products and services, lower revenues, and increased costs.

Our business, brand, reputation, and ability to attract and retain users and customers depend upon the satisfactory performance, reliability, and availability of our products and services, which in turn depend upon the availability of the internet and our service providers. Interruptions in these systems, whether due to system failures, computer viruses, software errors, physical or electronic break-ins, or malicious hacks or attacks on our systems (such as denial of service attacks), could affect the security and availability of our products and services on its websites and prevent or inhibit the ability of users to access our products and services. In addition, the software, internal applications, and systems underlying our products and services are complex and may not be error-free. We may encounter technical problems when it attempts to enhance its products, services and systems. Any inefficiencies, errors, or technical problems with our systems could reduce the quality of our products and services or interfere with our customers’ use of our products and services, which could reduce demand, lower our revenues, and increase our costs.

Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, security breaches, computer viruses, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, earthquakes, and similar events. The occurrence of any of the foregoing events could result in damage to or failure of our systems. These risks may be heightened for operations at facilities outside of our direct control.

Acts of war or terrorism may seriously harm our business.

Acts of war, any outbreak or escalation of hostilities between the United States and any foreign power, or acts of terrorism may cause disruption to the U.S. economy and cause economic changes that we cannot anticipate.

Risks Related to Our Organization and Structure

We depend on key personnel.

Our success depends to a significant degree upon the contributions of certain key personnel including, but not limited to, Jacob Fernane, our President and Chairman of our board of directors, and Marc McNeill, our Chief Executive Officer, both of whom would be difficult to replace. If any of our key personnel were to cease employment with us, our operating results could suffer. Further, the process of attracting and retaining suitable replacements for key personnel whose services we may lose would result in transition costs and would divert the attention of other members of our senior management from our existing operations. The loss of services from key personnel or a limitation in their availability could materially and adversely impact our business, prospects, liquidity, financial condition, and results of operations. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain key man life insurance that would provide us with proceeds in the event of death or disability of any of our key personnel.

We may not be able to successfully operate our business.

We have only been conducting operations since 2020. We cannot assure you that our past experience will be sufficient to enable us to operate our business successfully or implement our operating policies and business strategies as described in this Offering Circular. Furthermore, we may not be able to generate sufficient operating cash flows to pay our operating expenses or service our indebtedness. You should not rely upon the past performance of our management team as past performance may not be indicative of our future results.

Our executive officers and directors may exert control over us.

Our officers and board members presently beneficially own and control 60% of our voting power and control, and will continue to control us even if the Offering is completed. Therefore, our officers and directors control all matters which require shareholder approval, including the election of directors and approval of corporate transactions, such as a sale or change of control transaction of the Company. This concentration of control could have the effect of delaying or preventing a change in control or otherwise discourage a potential acquirer from attempting to obtain control over us, which in turn could have a material adverse effect on the market value of our common stock.

Our corporate organizational documents and provisions of state law to which we are subject contain certain provisions that could have an anti-takeover effect and may delay, make more difficult, or prevent an attempted acquisition that you may favor or an attempted replacement of our board of directors or management.

Our governing documents have anti-takeover effects and may delay, discourage, or prevent an attempted acquisition or change of control or a replacement of our incumbent board of directors or management. Our governing documents include provisions that:

●	empower our board of directors, without stockholder approval, to issue our preferred stock, the terms of which, including voting power, are to be set by our board of directors;

●	eliminate cumulative voting in elections of directors;

●	permit our board of directors to alter, amend, or repeal our Bylaws or to adopt new Bylaws;

●

prior to going public, require the request of holders of at least 10% of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting and after going public;

●

require shareholders that wish to bring business before annual meetings of shareholders, or to nominate candidates for election as directors at our annual meeting of shareholders, to provide timely notice of their intent in writing; and

●

enable our board of directors to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors present at a meeting of directors.

In addition, certain provisions of Wyoming law, including a provision which restricts certain business combinations between a Wyoming corporation and certain affiliated shareholders, may delay, discourage, or prevent an attempted acquisition or change in control.

We may change our operational policies and business and growth strategies without stockholder consent which may subject us to different and more significant risks in the future.

Our board of directors determines our operational policies and business and growth strategies. Our board of directors may make changes to, or approve transactions that deviate from, those policies, guidelines, and strategies without a vote of, or notice to, our shareholders. This could result in us conducting operational matters, making investments, or pursuing different business or growth strategies than those contemplated in this Offering Circular. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this Offering, although a variety of circumstances could cause us to lose that status earlier.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised financial accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period and, as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. In choosing to take advantage of the extended transition period, we may later decide otherwise (i.e., “opt in” by complying with the financial accounting standard effective dates applicable to non-emerging growth companies), so long as it complies with the requirements in Sections 107(b)(2) and (3) of the JOBS Act, which is irrevocable.

We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

Changes in accounting rules, assumptions, and/or judgments could materially and adversely affect us.

Accounting rules and interpretations for certain aspects of our operations are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions and/or judgments, such as asset impairments, could significantly impact our financial statements. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Any of these circumstances could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

Any joint venture investments that we make could be adversely affected by our lack of sole decision-making authority, our reliance on co-ventures’ financial conditions, and disputes between us and our co-ventures.

We may co-invest in the future with third parties through partnerships, joint ventures, or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of our business. In this event, we would not be in a position to exercise sole decision-making authority regarding the acquisition and/or development, and our investment may be illiquid due to our lack of control. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-ventures might become bankrupt, fail to fund their share of required capital contributions, make poor business decisions, or block or delay necessary decisions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

We have inadequate capital and need additional financing to accomplish our business and strategic plans. The terms of subsequent financings, if any, may adversely impact your investment.

We have very limited funds, and such funds are not adequate to develop our current business plan. Our ultimate success may depend on our ability to raise additional capital. In the absence of additional financing or significant revenues and profits, we will have to approach our business plan from a much different and much more restricted direction, attempting to secure additional funding sources to fund our growth, borrowing money from lenders or elsewhere, or to take other actions to attempt to provide funding.

We intend to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in our common stock could be reduced by the dilution caused by future equity issuances. Interest on debt securities could increase costs and negatively impact operating results. As we are permitted to issue preferred stock pursuant to the terms of our Articles of Incorporation, preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock would be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from the sale of common stock, institutional or other investors may negotiate terms possibly less favorable to us and thereby adversely impact your investment.

Access to financing sources may not be available on favorable terms, or at all, especially in light of current market conditions, which could adversely affect our ability to maximize our returns.

In the event we need to seek third-party sources of financing, we will depend, in part, on:

●	general market conditions;

●	the market’s perception of our growth potential;

●	our current and expected future earnings;

●	our cash flow; and

●	the market price per share of our common stock.

Recently, domestic financial markets have experienced unusual volatility, uncertainty, and a tightening of liquidity in both the investment grade debt and equity capital markets. Credit spreads for major sources of capital widened significantly during the U.S. credit crisis as investors demanded a higher risk premium. Given the current volatility and weakness in the capital and credit markets, potential lenders may be unwilling or unable to provide us with financing that is attractive to us or may charge us prohibitively high fees in order to obtain financing. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure additional financing on reasonable terms, if at all.

Depending on market conditions at the relevant time, we may have to rely more heavily on additional equity financings or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, and other purposes. We may not have access to such equity or debt capital on favorable terms at the desired times, or at all.

Our future financing arrangements likely will contain restrictive covenants relating to our operations.

The financing arrangements we enter into in the future likely will contain covenants (financial and otherwise) affecting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our shareholders, and otherwise affect our operating policies. The restrictions contained in such financing arrangements could also limit our ability to plan for or react to market conditions, meet capital needs, make acquisitions, or otherwise restrict our activities or business plans.

Risks Related to this Offering and Ownership of our Common Stock

This is a highly speculative investment.

There is no guaranteed return on this investment. Our business is speculative and there is no assurance that we will satisfy any of our business goals. Because an investment in our shares involves a high degree of risk, no assurance can be given that you will realize any return on your investment, or that you will not lose your entire investment altogether.

We have discretionary authority over the use of proceeds.

We plan to use the net proceeds from this Offering for the purposes set forth under “Use of Proceeds.” However, we reserve the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which we deem to be in our best interests in order to address changed circumstances or opportunities. As a result of the foregoing, we will have discretion with respect to the use of the proceeds of this or any offering and may apply the proceeds in ways with which you do not agree. Investors must depend upon our management’s judgment as to the use of proceeds. If we fail to apply these funds effectively, our business, results of operations, and financial condition may be materially and adversely affected. Investors will not participate in these decisions and must evaluate the consequent risk.

There is currently no public market for shares of our common stock, a trading market for our common stock may never develop following this Offering, and our common stock prices may be volatile and could decline substantially following this Offering.

There is currently no public market for the shares of our common stock. We expect to make our common stock available for secondary trading on the tZERO ATS, subject to tZERO ATS, LLC’s customary due diligence. Even if we do get our common stock available for trading on the tZERO ATS, an active trading market for the shares of our common stock may never develop or if one develops, it may not be sustained following this Offering. Accordingly, no assurance can be given as to the following:

●	the likelihood that an active trading market for shares of our common stock will develop or be sustained;

●	the liquidity of any such market;

●	the ability of our shareholders to sell their shares of common stock; or

●	the price that our shareholders may obtain for their common stock.

If an active market for our common stock does not develop or is not maintained, the market price of our common stock may decline, and you may not be able to sell your shares. Even if an active trading market develops for our common stock subsequent to this Offering, the market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates, and market conditions in general could have a significant impact on the future market price of our common stock.

Some of the factors that could negatively affect or result in fluctuations in the market price of our common stock include:

●	actual or anticipated variations in our quarterly operating results;

●	changes in market valuations of similar companies;

●	adverse market reaction to the level of our indebtedness;

●	additions or departures of key personnel;

●	actions by shareholders;

●	speculation in the press or investment community;

●	general market, economic, and political conditions, including an economic slowdown or dislocation in the global credit markets;

●	our operating performance and the performance of other similar companies;

●	changes in accounting principles; and

●	passage of legislation or other regulatory developments that adversely affect us or the fintech industry.

The Offering price per share of our common stock offered under this Offering Circular may not accurately reflect the value of your investment.

Prior to and following this Offering, there has been and will not be any market for our common stock. The Offering price per share of our common stock offered by this Offering Circular was arbitrarily determined by our management. Factors considered in determining the price of our common stock include:

●	the history and prospects of companies whose principal business is in fintech or is similar to us;

●	prior offerings of those companies;

●	our capital structure;

●	an assessment of our management and its experience; and

●	other factors we deemed relevant.

The Offering price may not accurately reflect the value of our common stock and may not be realized upon any subsequent disposition of the shares.

If you purchase common stock in this Offering, you will experience immediate dilution.

The Offering price of our common stock is higher than the net tangible book value per share of our common stock outstanding upon the completion of this Offering. Accordingly, if you purchase common stock in this Offering, you will experience immediate dilution of approximately $4.72 in the pro forma as adjusted net tangible book value per share of our common stock, assuming that we sell the Maximum Offering. This means that investors that purchase shares of our common stock in this Offering will pay a price per share that exceeds the per share net tangible book value of our assets.

We currently do not intend to pay dividends on our common stock.

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its discretion. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them, or at all for an indefinite period of time, except as permitted under the Securities Act and the applicable securities laws of any other jurisdiction. There is no public market for our common stock and you may not be able to sell your common stock at all.

We have broad discretion to use the proceeds from this Offering, and our investment of those proceeds may not yield a favorable return.

Our management has broad discretion to use the proceeds from this Offering in ways with which you may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could harm our business and could cause the market value of our common stock to decline. Future sales of our common stock, other securities convertible into our common stock, or preferred stock could cause the market value of our common stock to decline and could result in dilution of your shares.

Our board of directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the creation and issuance of preferred stock, other debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Sales of substantial amounts of our common stock or of preferred stock could cause the market price of our common stock to decrease significantly. We cannot predict the effect, if any, of future sales of our common stock, or the availability of our common stock for future sales, on the value of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to pay dividends or make liquidating distributions to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing, or nature of our future offerings, and purchasers of our common stock in this Offering bear the risk of our future offerings reducing the market price of our common stock and diluting their ownership interest in us.

Negative publicity may affect our business performance and could affect our stock price.

Unfavorable media related to our industry, company, brand, marketing, personnel, operations, business performance, or prospects may affect our stock price and the performance of our business, regardless of its accuracy or inaccuracy. Our success in maintaining, extending, and expanding our brand image depends on our ability to adapt to a rapidly changing media environment. Adverse publicity or negative commentary on media outlets, such as blogs, websites, or newsletters, could hurt operating results, as consumers might avoid websites that receive bad press or negative reviews. Negative publicity may result in a decrease in operating results that could lead to a decline in the price of our common stock.

We use estimates, opinions, and assumptions that may be speculative.

No representation or warranty can be given that the estimates, opinions, or assumptions made herein will prove to be accurate. Any such estimates, opinions, or assumptions should be considered speculative and are qualified in their entirety by the information and risks disclosed in this Offering Circular. The assumptions and facts upon which any estimates or opinions herein are based are subject to variations that may arise as future events occur. There is no assurance that actual events will correspond with the assumptions. Potential investors are advised to consult with their tax and business advisors concerning the validity and reasonableness of the factual, accounting, and tax assumptions. Neither our officers and directors nor any other person or entity makes any representation or warranty as to our potential future profitability.

Because our Offering does not have a minimum Offering amount, we may not raise enough funds to continue operations.

Because our Offering lacks a minimum Offering amount, no minimum amount of funds are assured, and we may only receive proceeds sufficient to fund operations for a short amount of time. We may then have to cease operations, and investors could then lose their entire investment.

Our common stock may be subject to the penny stock rules which may make it more difficult to sell our common stock.

The Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price, as defined, less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors, such as institutions with assets in excess of $5,000,000 or an individual with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with his or her spouse. For transactions covered by this rule, the broker-dealers must make a special suitability determination for the purchase and receive the purchaser’s written agreement of the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also affect the ability of our shareholders to sell their shares in the secondary market.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our common stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low-priced securities will not be suitable for at least some customers. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our common stock and have an adverse effect on the market for our shares of common stock.

If we fail to remain current on our reporting requirements, we could be removed from quotation on the tZERO ATS, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Rule 15c2-11, promulgated under the Securities Exchange Act of 1934, prohibits broker-dealers from publishing quotations for an issuer’s security when current issuer information is not publicly available, subject to certain exceptions. Subject to any applicable exceptions, securities trading on the tZERO ATS must generally have current information be available for tZERO ATS to be able to publish quotations for our securities. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of tZERO ATS to facilitate the trading of our securities and the ability of stockholders to sell their securities in the secondary market unless we make current information regarding our company available as required. We have not yet done so, and we may not ever be able to do so.

Our common stock will likely be traded on the tZERO ATS, which may have an unfavorable impact on our stock price and liquidity.

Our common stock will likely be traded on the tZERO ATS. The tZERO ATS is a significantly more limited trading system than the national securities exchanges such as the New York Stock Exchange, or the Nasdaq stock exchange and over-the-counter trading systems, and there are lower financial or qualitative standards that a company must meet to have its stock quoted on the tZERO ATS. The quotation and trading of our common stock on the tZERO ATS will result in a less liquid market and contribute to volatility. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Due to lower trading volumes, there may be a lower likelihood of your orders on the tZERO ATS being executed or filled.

Technology on which tZERO ATS relies for its operations may not function properly.

The technology on which the tZERO ATS relies may not function properly because of internal problems or as a result of cyber-attacks or external security breaches. Any such malfunction may adversely affect the ability of our investors to execute trades of our common stock on tZERO ATS. Moreover, since trading on the tZERO ATS has been limited, the tZERO ATS order matching system may not function properly in cases of increased trading volume. If the technology used by tZERO ATS does not work as anticipated, trading of our common stock could be limited or even suspended.

Even if a market develops for our shares, our shares may be thinly traded with wide share price fluctuations, low share prices and minimal liquidity.

If an established market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including: potential investors’ anticipated feeling regarding our results of operations; increased competition; and our ability or inability to generate future revenues. In addition, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, commodity prices, or international currency fluctuations. Additionally, stocks traded on the tZERO ATS are usually thinly traded, highly volatile, and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this Offering Circular, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income, and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this Offering Circular speak only as of the date of this Offering Circular, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements:

●	changes in assumptions used to make industry forecasts;
●	continued volatility and uncertainty in the credit markets and broader financial markets;
●	our future operating results and financial condition;
●	our business operations;
●	changes in our business and investment strategy;
●	availability, terms, and deployment of capital;
●	changes in, or the failure or inability to comply with, governmental laws and regulations;
●	the degree and nature of our competition;
●	general volatility of the capital markets and the lack of a public market for shares of our common stock;
●	availability of qualified personnel and our ability to retain our key personnel;
●	our financial performance;
●	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;
●	our expected use of the proceeds from this Offering; and
●	additional factors discussed under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this Offering Circular and are subject to risks and uncertainties. We discuss many of these risks in greater detail under “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this Offering Circular and the documents that we reference in this Offering Circular and have filed as exhibits to the Offering Statement of which this Offering Circular forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this Offering Circular relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this Offering Circular or to conform such statements to actual results or revised expectations, except as required by law.

USE OF PROCEEDS

We expect to receive gross proceeds from this Offering of approximately $18,000,000.

	Amount	Percentage
Gross proceeds to us(1)	$18,000,000	100%

Use of proceeds:
Developer Contractors	$5,400,000	30%
Research and Development - Phase 1	$5,000,000	28%
Research and Development - Phase 2	$2,500,000	14%
Offering Expenses	$2,250,000	12%
Working Capital	$1,450,000	8%
Marketing Competitive Trading Tournaments	$1,400,000	8%
Total	18,000,000	100%

(1)	Assuming we sell the Maximum Offering amount.

Developer Contractors – We intend to use a majority of the net proceeds from this Offering primarily to engage additional developers to further increase the speed of our product development and machine learning capabilities. Currently, we plan to engage independent contractor engineers and developers from overseas, specifically from Eastern Europe and South America, where senior developers are being contracted for $60 to $85 per hour.

Research and Development – Phases 1 and 2 – A significant portion of the proceeds of this Offering will be used for our research and development, including the integration of the machine learning platform. We have estimated that we will need funds to get us through Phases 1 and 2 as described in “Our Business.”

Offering Expenses – We intend to use a portion of the proceeds from this Offering to pay for costs and expenses related to this Offering.

Working Capital – We will use a portion of the proceeds of this Offering for working capital and general corporate purposes.

Marketing Competitive Trading Tournaments – We plan to host competitive stock trading tournaments which we believe will be one of our primary marketing avenues.

CAPITALIZATION

The following table sets forth our capitalization as of the date of September 30, 2022:

●	on an actual basis; and

●

as adjusted to give effect to the sale of our common stock in this Offering, assuming an Offering price of $6.00 per share, after the payment of the estimated Offering-related expenses payable by us and assuming we sell the Maximum Offering.

This table should be read in conjunction with the sections captioned “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes thereto included elsewhere in this Offering Circular.

	(Presented in Thousands of Dollars)
	Actual	Pro Forma As Adjusted(1)

Cash	211,633	16,411,633
Debt	553,888	553,888
Stockholders’ equity (deficit):
Common stock, par value $0.001, 60,000,000 shares authorized, 10,414,000 outstanding	10,414	13,414
Preferred stock, par value $0.001, 25,000,000 shares authorized, 2,885,000 outstanding	4,575	4,575
Additional paid-in capital	1,411,936	19,408,936
Accumulated deficit	(1,768,225)	(3,568,225)
Total shareholders’ equity (deficit)	(341,300)	15,858.700
Total capitalization	212,588	16,139,588

The outstanding share information in the table above is based on 10,414,000 shares of our common stock outstanding as of September 30, 2022, and:

●

excludes 10,000,000 shares of our common stock reserved for future issuance in connection with awards under our 2022 Stock Option Plan (pursuant to which we have issued to our employees, officers, and directors options exercisable for 1,408,500 shares of common stock as of the date of this Offering Circular); and

●	excludes 2,885,000 shares of our outstanding Series A Preferred Stock which is convertible to up to 3,548,550 shares of common stock.

(See “Description of Capital Stock.”)

DILUTION

If you invest in our common stock, your ownership interest will be immediately diluted to the extent of the difference between the Offering price per share of our common stock in this Offering and the net tangible book value per share of common stock upon completion of this Offering.

Net tangible book value per common share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Our net tangible book value as of September 30, 2022 was $(341,300) or $(0.03) per share of common stock, based upon 10,414,000 shares of common stock.

Investors participating in this Offering will incur immediate, substantial dilution. After giving effect to the sale of shares of our common stock by us at the Offering price of $6.00 per share, and after deducting the estimated Offering expenses payable by us, our net tangible book value as of September 30, 2022 would have been approximately $1,800,000, or approximately $0.13 per share of common stock.

This represents an immediate increase in net tangible book value of $1.31 per share to existing common shareholders, and an immediate dilution of $4.72 per share to investors participating in this Offering.

The following table illustrates this dilution on a per share basis:

Assumed initial Offering price per share of common stock	$6.00
Pro forma net tangible book value per share as of September 30, 2022	$(0.03)
Increase in pro forma net tangible book value per share after this Offering	$1.31
Pro forma as adjusted net tangible book value per share after this Offering	$1.28
Dilution in net tangible book value per share to new investors(1)	$4.72

(1)	Dilution is determined by subtracting net tangible book value per share of common stock after giving effect to the Offering from the Offering price paid by a new investor.

The following table summarizes, as of the date of this Offering Circular, the differences between our existing shareholders and new investors with respect to the number of shares of our common stock purchased from us, the total consideration paid and the average price per share paid, assuming that we sell the maximum Offering amount. The calculations with respect to shares purchased by new investors in this Offering reflect the Offering price of $6.00 per share, before deducting estimated Offering expenses payable by us, assuming that we sell the Maximum Offering amount:

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share
Existing shareholders	10,414,000	77.6%	$1,411,936	7.3%	$0.14
New investors	3,000,000	22.4%	$18,000,000	92.7%	$6.00
Total	13,414,000	100%	$19,411,936	100%

The outstanding share information in the table above is based on 10,414,000 shares of our common stock outstanding as of September 30, 2022, and:

●	assumes that we sell the Maximum Offering amount;

●

excludes 10,000,000 shares of our common stock reserved for future issuance in connection with awards under our 2022 Stock Option Plan (pursuant to which we have issued to our employees, officers, and directors options to purchase 1,408,500 shares of common stock as of the date of this Offering Circular); and

●	excludes 2,885,000 shares of our outstanding Series A Preferred Stock which is convertible to up to 3,548,550 shares of common stock.

(See “Description of Capital Stock.”)

DIVIDEND POLICY

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its sole discretion. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them, if at all. (See “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock—We currently do not intend to pay dividends on our common stock.”)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following in conjunction with the sections of this Offering Circular entitled “Risk Factors,” “Cautionary Note Concerning Forward-Looking Statements,” and “Our Business” and our historical financial statements and related notes thereto included elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Invest Inc. was formed on October 7, 2020 as a Wyoming corporation (“we,” “us,” “our,” or the “Company”). We have developed a platform named “Invest.inc,” an investment research platform that provides retail investors access to personalized institutional-level market information and tools to make well-researched, educated investment decisions for their portfolios. In addition to serving retail investors, we provide public companies with an enterprise solution for media buying, allowing issuers to utilize a robust advertising platform to reach their target audiences.

The vision of Invest.inc is to provide our users with an innovative machine-learning (“ML”) platform that is intended to curate useful, personalized, and functional investment news recommendations. The platform is being designed to provide investors with personalized, high-quality investment content through an easy-to-use interface. The system is planned to use supervised and unsupervised ML algorithms that draw from user behavior data, content analysis of investment news articles, and other external factors such as market trends and economic indicators.

Currently, to the best of our knowledge, there is no other machine-learning-first-designed investment platform like the one we have planned. We believe that our proposed sleek design and utility could generate a high level of engagement from the investment sector, while also drawing in a highly sought-after user base for advertisers. Thus, companies seeking brand awareness will be willing to pay to advertise on our platform.

Operating Results

Results of Operations for the Nine Months Ended September 30, 2022, Compared to the Nine Months Ended September 30, 2021

Revenue

Our revenue increased to $23,880 during the nine months ended September 30, 2022, compared to $0 during the nine months ended September 30, 2021. The increase in revenue was due to the commencement of revenue generating activities of selling media through the platform.

Operating Expenses

Operating expenses include selling, general, and administrative expenses, and research and development costs including software development, facility costs, leases, office expenses, and personnel expenses.

Our selling, general, and administrative expenses increased $758,788 to $1,053,098 during the nine months ended September 30, 2022, compared to $294,310 during the nine months ended September 30, 2021. The increase in selling, general, and administrative expenses was from expanding development expenses to build our platform, web site, and mobile apps and increased headcount and facility spend.

Loss from Operations

Loss from operations increased $750,832 to $(1,048,211) for the nine months ended September 30, 2022, compared to $(297,379) for the nine months ended September 30, 2021. The increase in operating loss was due to increased development expenses for building the platform, website, and mobile apps.

Interest Expense

Interest expense was $18,993 for the nine months ended September 30, 2022, compared to $3,069 for the nine months ended September 30, 2021.

Net Loss

Net loss increased from $750,832 to $1,048,211 during the nine months ended September 30, 2022, compared to $297,379 for the nine months ended September 30, 2021. The increase in operating loss was due to growth in operating expense from increased platform development activity.

Liquidity and Capital Resources

Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates continuity of operations, generation of sales revenue, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in the financial statements, during the nine months ended September 30, 2022, we incurred a net loss of $1,048,211; used cash in operations of $617,763; and had a stockholders’ deficit of $341,300 as of September 30, 2022. These factors raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued without a further influx of equity capital, growth of sales, or issuance of debt, or a combination of these capital inflows.

In addition, our independent registered public accounting firm, in its report on our December 31, 2021, financial statements, has raised substantial doubt about our ability to continue as a going concern.

At September 30, 2022, we had cash on hand of $211,633. During the nine months ended September 30, 2022, we received $653,603 from the sale of shares of preferred stock and common stock. Our ability to continue as a going concern is and has been dependent on our ability to execute our strategy, raise additional funds, and increase revenue from sales. No assurance can be given that the funds received from this Offering will be adequate to achieve our goals and, if not, that any future financing will be successful. Even if we can obtain additional financing, it may place restrictions on management. Substantial dilution for stockholders may occur from future equity or debt financing.

Sources of Operating Revenues and Cash Flows

Refer to our Statements of Cash Flows in our financial statements and Note 2, Summary of Significant Accounting Policies, in our financial statements for further detail.

Cash Flows from Operating Activities

For the nine months ended September 30, 2022 and 2021, net cash used in operating activities was $617,763 and $226,030, respectively. During the three months ended September 30, 2022, we incurred a net loss of $346,295, compared to a net loss of $163,195 during the nine months ended September 30, 2021.

Cash Flows from Financing Activities

For the nine months ended September 30, 2022 and 2021, net cash provided by financing activities was $653,603 and $200,000, respectively. For the nine months ended September 30, 2022, we received $273,060 from the sale of Preferred shares and $380,543 from the sale of Common shares. For the nine months ended September 30, 2021, we received $200,000 from an advance from a related party.

Operating Results

Results of Operations for the Year Ended December 31, 2021, Compared to the Year Ended December 31, 2020

Refer to our Statements of Operations in our financial statements.

Revenue

Revenue increased to $15,131 during the year ended December 31, 2021, compared to zero during the year ended December 31, 2020. The increase in net sales of $15,131 was primarily due to selling of media inventory.

Operating Expenses

Operating expenses include selling, general and administrative expenses, and research and development costs.

Our selling, general and administrative expenses increased $667,547 to $692,930 during the year ended December 31, 2021, compared to $25,383 during the year ended December 31, 2020. The increase in selling, general and administrative expenses was from increased development expenses to build out our platform, web site, and mobile apps and expenses to raise capital.

Loss from Operations

Loss from operations increased $652,416 to $677,799 for the year ended December 31, 2021, compared to $25,383 for the year ended December 31, 2020. The increase in operating loss was due to development expenses to build out our platform, web site, and mobile apps and the ramping up of employee costs.

Interest Expense

Interest expense increased to $16,832 for the year ended December 31, 2021, compared to zero for the year ended December 31, 2020. The increase in interest expense was due to an advance from related parties.

Net Loss

Net loss increased $669,248 to $694,631 for the year ended December 31, 2021 compared to $25,383 for the year ended December 31, 2020. The increase in net loss was due to increased employment costs, increased development costs to build our platform, website, and mobile apps, and increased interest expense from debt incurred during the year.

Liquidity and Capital Resources

Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates continuity of operations, generation of sales revenue, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in the financial statements, during the year ended December 31, 2021, we incurred a net loss of $694,631; used cash in operations of $551,301; and had a stockholders’ deficit of $704,582 as of December 31, 2021. These factors raise substantial doubt about our ability to continue as a going concern within one year after the date that the financial statements are issued without a further influx of equity capital, growth of sales, issuance of debt, or a combination of these capital inflows. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

In addition, our independent registered public accounting firm, in its report on our December 31, 2021 financial statements, has raised substantial doubt about our ability to continue as a going concern.

From January 27, 2022 through July 1, 2022, we conducted a private offering pursuant to the exemption from registration contained in Rule 504 of Regulation D of the Act. We sold 1,416,410 shares of our Series A Preferred stock at $0.20 per share and raised $273,060 of gross proceeds.

From July 25, 2022 through November 22, 2022, we conducted a private offering pursuant to the exemption from registration contained in Rule 506(b) of Regulation D of the Act. We sold 2,511,500 shares of our Common Stock at $1.00 per share and raised $2,511,4530 of gross proceeds.

At December 31, 2021, we had cash on hand of $175,793. During the year ended December 31, 2021, we received $630,217 from advanced capital from related parties. Our ability to continue as a going concern is and has been dependent on our ability to execute our strategy, raise additional funds, and expand revenue from sales. Management is currently seeking additional operating funds, primarily through the issuance of equity securities to expand marketing and overall business development. No assurance can be given that any future financing will be successful or the funding will be adequate to achieve our goals. Even if we can obtain additional financing, it may place restrictions on management. Substantial dilution for stockholders may occur from the structuring of either equity or debt financing.

Sources of Operating Revenues and Cash Flows

Refer to our Statements of Cash Flows in our financial statements and Note 2, Summary of Significant Accounting Policies, in our financial statements for further detail.

Cash Flows from Operating Activities

Net cash used in operating activities for the year ended December 31, 2021 totaled $551,301, compared to net cash used in operating activities for the year ended December 31, 2020 of $96,877. The increase in net cash used in operations for the year ended December 31, 2021 was primarily due to increased employment and increased development of our platform, web site, and mobile apps.

Cash Flows from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2021 was $630,217, which included $630,217 from advancements of capital from related parties. Net cash provided by financing activities for the year ended December 31, 2020 was zero.

Outlook and Recent Trends

Retail-centric investment platforms with a news and information feed powered by AI are becoming increasingly popular as a way for individuals to invest in the stock market. These platforms use machine-learning algorithms to analyze market data and news articles to provide users with personalized investment recommendations.

We intend to use natural language processing (NLP) to analyze news articles and social media posts for sentiment and relevance to specific companies or industries. This allows the platform to identify potential trends and opportunities before they become mainstream news.

Also, the use of predictive analytics to forecast market movements and identify potential risks. This can help users make more informed investment decisions and potentially improve their returns.

Additionally, these platforms often incorporate robo-advisory features, which use algorithms to automatically manage and rebalance a user's portfolio. This can be particularly useful for novice investors who may not have the knowledge or experience to make investment decisions on their own.

We believe developing our platform to take advantage of these trends may allow us attract strategic partners and users to increase revenue and potentially operating cash flow over the next several years.

Critical Accounting Policies

See Note 2, Summary of Significant Accounting Policies, in our financial statements for further detail.

Off-Balance Sheet Arrangements

As of September 30, 2022 and December 31, 2021, we had no off-balance sheet arrangements.

Related Party Arrangements

For further information regarding Related Party Arrangements, please see Note 7 in the accompanying financial statements.

OUR BUSINESS

Where Fintech Meets Adtech:

A Machine-Learning-First Investment Research Platform and Ad Recommendation Engine System

Overview

Invest Inc. was formed on October 7, 2020 as a Wyoming corporation. We have developed a platform named “Invest.inc.”

Our vision is to provide our users with an innovative machine-learning (“ML”) platform that is intended to curate useful, personalized, and functional investment news recommendations. The platform is being designed to provide investors with personalized, high-quality investment content through an easy-to-use interface. The system is planned to use supervised and unsupervised ML algorithms that draw from user behavior data, content analysis of investment news articles, and other external factors such as market trends and economic indicators.

Prior experiment results show that recommendation systems can increase site visit lengths by 2.5 times and result in 35% more clicks7, increasing traffic, engagement, and revenue. We plan to have a powerful and ML-based recommendation engine developed to help investors make the most informed decisions about their investments, while alleviating them from the time-consuming search for information relevant to them.

Our Business

The business of Invest.inc is to be a progressive ML-driven investment research platform designed to provide retail investors with personalized institutional-level market information and tools to make educated decisions.

Our team with decades of experience in finance and machine learning began building Invest.inc in 2020 and completed the beta version of the product at the end of 2022.

Our Mission

Our mission is to:

1.	Level the playing field for all investors through actionable, premium financial market information that is typically only accessible to institutional investors; and

2.	Maximize advertisers’ return on investment through the utilization of ML to optimize targeting, providing public companies with an opportunity to reach larger audiences.

Our Industry

The financial services sector has experienced a rapid digital transformation in recent years, and we believe that fintech, in particular, is poised for significant growth.

Fintech opportunities in retail investing have expanded as the space has attracted an influx of new participants who have a growing influence on global markets. Roughly six million Americans downloaded trading apps in January 2021 alone, with retail brokerages seeing daily volumes for equity and options trades reach record highs.8 One structure analyst at Bloomberg Intelligence estimated that retail investors accounted for an average of 23% of all U.S. equity trading in 2021, more than doubling the share they held in 2019.9

As interest in retail investing has skyrocketed, interest from venture capital (“VC”) firms in fintech has accelerated with a flurry of deal activity. In the first quarter of 2022 alone, fintech companies raised more than $29.3 billion across more than 1,200 deals.10 The median pre-money valuation for VC-backed, late-stage fintech companies increased 44.5% to $257.5 million in Q1 2022,11 while early-stage median pre-money valuations increased by 50% to $45 million.12

7 Florent Garcent, Boi Faltings, Oliver Donatsch et al., “Offline and Online Evaluation of News Recommender Systems at swissinfo.ch,” ACM Conference on Recommender Systems (2014).

8 Maggie Fitzgerald, “Retail investor ranks in the stock market continue to surge,” CNBC, March 10, 2021.

9 Katie Martin, “Rise of the retail army: the amateur traders transforming markets,” Financial Times, March 8, 2021.

10 Priyamvada Mathur, “Five charts that show fintech investment trends in Q1,” Pitchbook, May 11, 2022.

11 Mathur, “Five charts.” Id.

12 Hannah Zhang, “Valuations on Early Stage Companies Are Holding Up — But Will It Last?,” Institutional Investor, November 8, 2022.

Given this backdrop, we aim to capitalize on emerging trends in the equities market by becoming a leader in a rapidly growing sector that needs a functional, AI-native platform for high-quality, personalized investment content and ads. Our product provides institutional-level financial information, allowing all investors to be as informed in the decision-making process as possible.

What We Do

The Invest.inc platform, which is live in beta on our website provides the following:

1.	Real-time market data, historical financial statements, detailed analyst consensus estimates, valuation metrics, S3 short data, Commission filings, and transcripts
2.	Portfolio monitoring, research tools, and trackers
3.	Aggregated streaming news feed from all major financial publications
4.	Educational resources in conjunction with social features
5.	Paper Trading Tournaments - Competitive Equity Trading

We anticipate that we will be on the Apple App Store and Google Play in the near future. However, there is no guarantee that we will be able to do so on our anticipated timeline, if at all.

Our Strengths

Invest.inc is intended to provide a robust, versatile platform that employs cutting-edge ML to develop alternative revenue models that support providing users with institutional-level investment resources at no charge.

However, Invest.inc is not solely for investors. We plan to also give public companies an advertising and media-buying platform to reach their target audiences. Leveraging investor user-behavior, we plan to provide advertisers and public issuers access to AI-driven ad technology through a self-serve advertising portal. Advertisers should be able to track, target, and increase brand awareness through ad analytics.

To create a seamless user experience (“UX”) for both B2C and B2B customers, we plan to create subtle, non-intrusive ad options (i.e., click-to-expand instead of banner or pop-up ads.)

Our Growth Strategy

Our dual-track B2C and B2B growth strategy is a competitive advantage.

On the B2B side, we plan to leverage our experience with media buying and lean on our relationships to establish partnerships with public issuers.

On the B2C side, we plan to build a hybrid of supervised and unsupervised ML algorithms to analyze data from user behavior, content analysis of investment news articles, and other external factors such as market trends and economic indicators. These processes are being designed to create a personalized experience for each user by recommending investment-related news that suits each user’s tastes and interests. The system should encompass the intelligence to detect changes in the market and suggest articles that are highly relevant to the current economic situation.

Our goal is to provide a UX upgrade compared to current investment news websites, which, we believe, overwhelm readers with irrelevant ads and irrelevant content. By generating personalized content more effectively and providing relevant ads to users based on their interests, we anticipate that we will see increased engagement levels and ad revenue compared to our peers.

Target Personas

There are two target users for our product: investors and advertisers.

Phase 1 (Investors):

We plan to first target investors who want investment content, specifically Level 2 data which is a third-party paid subscription product which provides more detail than Level 1 data regarding bid and offer prices of securities, which we intend to provide free as a loss leader, along with curated articles and stocks to research.

Retail investors cover a wide range of income and experience levels. The newer entrants trend young-of those that began investing in 2020, 66% were under the age of 45 and are more optimistic about the stock market than those who entered before the pandemic’s retail investing boom.13 Importantly, 94% of new entrants want access to information and tools to do their own research14 - which is where we come in.

Phase 2 (Advertisers):

To monetize the platform, our plan is to focus on advertisers, including micro-, small-, and mid-cap companies wanting to increase interest in their company.

These companies usually have investor relations (“IR”) budgets. In 2021, the average IR budget for mega-cap companies was $715,000.15 For small-cap companies, it was $193,000.16 We plan to sell our ad products directly through a self-serve advertising portal that utilizes various user metrics to justify ad spending. Further exploration of integrations with Tradedesk are also underway.

RECOMMENDATION ENGINE

Recommendation Engine Benefits

We plan for our system to have two recommendation engines: one that recommends news articles to users and another that suggests ads.

News article recommendations save time that users would otherwise spend sifting through disparate information, while target advertising helps them find new companies or investment opportunities that are customized to their interests.

Traditional investment websites tend to flood users with information. Our hypothesis is that: (1) knowing where to invest is difficult when there is so much information readily available; and (2) a recommendation engine solves this issue.

The ad recommendation engine will allow advertisers to track their spending and make necessary adjustments to reach the users most likely to have an interest in their company. We plan to share user metrics with the advertisers to show them the value of their ad spends.

Prior Experiment Results

Effective recommendation systems increase site session duration, which increases ad revenue. One study showed that an intelligent recommendation system could more than double site visit lengths.17

Another study found that a recommendation system can result in 38% more clicks.18 In fact, the majority of clicks on content websites come from recommendation engines.19 They are an ideal tool for any content-based business.

Pre-ML Design

About 15 years ago, when the iPhone first came out, it increased the need for mobile-first design. Before then, developers designed applications for desktop computers-smartphones were an afterthought. Mobile-first thinking drove the success of companies like Uber and Airbnb. We believe that Invest.inc’s potential success will be driven by ML-first thinking.

ML-First Design vs. ML-Last Design

Most investment websites have a shotgun approach that includes a broad range of information, overwhelming the reader with irrelevant details. As a result, visitors do not know what they are looking for or what information is relevant to them. This common practice results in lost opportunities for engagement and conversions, along with a cluttered design that is not mobile-friendly, at a time when 80% of content is consumed on mobile devices.

13 “The Rise of the Investor Generation,” Charles Schwab Corporation, April, 2021.

14 “The Rise of the Investor Generation.” Id.

15 Tim Human, “IR budgets drop by 16 percent as companies rein in costs during pandemic, finds global survey.” IR Magazine. January 26, 2021.

16 Tim Human, “IR budgets.” Id.

17 T Garcent et al., “Offline and Online Evaluation.”.

18 Abhinandan Das, Mayur Datar, and Ashutash Garg, “Google News Personalization: Scalable Online Collaborative Filtering,” Proceedings of the 16th International Conference on World Wide Web, WWW ‘07 (2007): 271–280.

19 Id.

User Effort

Traditional websites require users to take action to receive relevant content, such as creating a watchlist or following companies.

An example of how this approach compares to an ML-first approach can be seen by comparing YouTube to TikTok. TikTok was initially built with ML in mind, whereas ML was an afterthought for YouTube. With TikTok, users do not have to subscribe to a channel or follow someone to receive curated content, rather, the platform automatically determines their preferences from one’s usage. TikTok dedicates most of its app to the video content itself, with very little wasted space. Its short video format loops automatically, keeping users engaged without requiring them to press the “like” button. Personalizing occurs based on which videos a user has watched or re-watched. The ease of UX plays a significant role in TikTok’s superior advantage in the social media space.

Stitch Fix was one of the first e-commerce companies to use ML-first design. Stitch Fix sends a box of clothes they think a customer would like without the shopper selecting each item. They are so confident in their recommendation skills that they pay for shipping. Their customers can return items if they do not like them, but because they have a good prediction engine, chances are high that the customer will keep whatever items Stitch Fix sends to them. Stitch Fix has a good prediction engine, in part, because their customers have completed a profile survey. Since Invest.inc intends to utilize ML, that will eliminate the need for our users to provide this information to accurately assess our customers interests.

With good recommendation engines, we are confident in our approach. We believe that there is no need to overwhelm the user and instead, we can focus on articles that each user should find informative. This allows more visual space for each article via a simple grid format, whereby each box on the grid contains a summarization thumbnail of a story generated by AI.

Rather than using artificial crutches such as likes, comments, and bookmarking, we plan to rely entirely on accurate ML. We are designing our user experience and AI capabilities simultaneously. Our designers and ML experts are working together to create clean, optimized designs that require less engineering. By doing so, we believe we can create a novel ML-first fintech product that our competitors do not have.

Summarization

We also plan to make our service more valuable by using ML to summarize articles. By putting an article through an ML model such as GPT-3, we can generate key points automatically, thus saving users from having to read the whole article.

GPT-3 is a large language model by OpenAI. It is trained on a dataset of billions of words and can generate text similar to what humans write. Companies have used GPT-3 to generate SQL queries directly from written sentences, create interactive chatbots’ vocabulary, and generate questions from depositions.

In our case, we plan to give GPT-3 the title of an article and its context as inputs, where it then should generate critical takeaways. What would take a real person many hours to complete, GPT-3 is able to do it in seconds.

Feeding ML Models

Data powers ML algorithms. Logging every user interaction helps the algorithm learn. It requires storage space but provides added value over the long term.

A good feedback mechanism allows the ML process to use natural browsing behavior as a signal. While mouse clicks are often used, mouse hovers can be even more insightful due to the signal frequency and reduction in required action from the user.

AD RECOMMENDATIONS

Some news sites serve users ads that are below the fold and require the user to scroll down to see them. Using a mouse-click signal for those ads wouldn’t serve a recommendation engine or advertisers.

As an alternative, we plan to only charge advertisers when customers view the ad. ML-driven recommendation engines are designed to make ads more personalized and relevant. Being transparent and efficient with a customer’s ad spend not only benefits the customer, but also benefits the accuracy of the recommendation engine.

Social vs. ML-based Curation

Initially, social media sites curated news based on who a user was following. In other words, your “friends” were curated for you. This method pre-dates advances in ML. Today, we can use ML algorithms to curate news. Recommendation engines work regardless of whether a user has a social network, making it easier for new sites that have yet to develop a robust user base.

Many platforms are scrambling to catch up to ML-first platforms like TikTok. However, since they have not embedded AI into their product, we believe that these designs are flawed, partly because incentives are more aligned with following other users and liking their content. We plan to incorporate this ML technology into every aspect of our product from inception.

SOURCING CONTENT

We anticipate that Invest.inc will need the broadest set of investment news sources in order to be successful. We believe that a good starting point will be Google News, which has an application programming interface (“API”). However, we are considering many others, such as NewsAPI and Perigon. As our service grows, we plan to source more directly (e.g., Reddit) to reduce the latency and deliver investors relevant news faster. Harnessing Google searches could also be helpful but may not be as timely.

In addition to APIs, Invest.inc can use web scraping techniques to provide users with news that breaks on video content sites like YouTube and TikTok. Many services contain transcripts that recommendation engines can use to rank whether the content is relevant to a user. This follows consumer trends: people are increasingly turning to videos as a source of news.

News Recommendation Engines

Our system has two types of recommendation systems: one for news stories and another for ads. The news side is planned to have two engines: generic and stock specific. We plan for the default homepage to consist of generic features, personalized based on what the user has done in the past. The homepage is designed to generate based on the custom ranking of articles in an infinite scrolling grid of article thumbnails. For the stock-specific subpages, we are designing it to have a similar grid and scroll.

METRICS

We plan to use many key performance indicator metrics (“KPIs”) to measure success. A traditional metric to consider for news articles is the click-through rate. However, we want to know how likely readers are to click on the piece. Therefore, we must consider whether the article was on the page and whether the user saw it.

Another important metric is the normalized amount of time spent on the article. If a piece is shorter, a user will probably spend less time on it. Normalizing the amount of time spent on each article will give us a better understanding of users’ interest in it. For ML to be accurate, we need data points that reflect genuine interest, like whether or not the user scrolls to the bottom of the page. We plan to use infinite scroll to determine the amount of time spent reading, removing effort on the user’s part. To this end, a tight UX and ML loop is essential for success.

The phrase “garbage in, garbage out” means that if you put bad inputs into a system, you will get bad outputs. TikTok created good inputs via video looping. If a video loops multiple times, it’s a strong signal of interest. Because of its long video format, YouTube cannot use loops as a signal. Unlike TikTok and Invest.inc, YouTube simply was not designed with ML in mind.

News Recommendation Engine Architecture

There are two parts to the news recommendation architecture. The first part involves collecting data. Most recommendation engines use three sources of data: the user, the interactions between the user, and the recommendation (e.g., an article). All of this data trains recommendation models.

The second part involves using the model. In this instance, there are two models. The first is for homepage articles. The second pertains to stocks.

We plan to retrain this model periodically to keep it accurate and in line with each individual’s preferences.

User Data

This section contains user-specific data that the model uses to personalize content. The general strategy is to require the user to provide a minimal amount of explicit input. To sign up, users will need to provide an email address. We plan to use the email provider name as one of our signals. For instance, we plan for the website to log user locations, which should reveal important data subsets that can be expanded on. Even something as small as the use of different email providers tends to be linked with varying age demographics.

Record	Description
Email	Validated to be correct
Sign-Up date	Records timestamp with time zone
IP locations	Records JSON of IP addresses and resolved locations and devices
Total time on site	Records active time user is on site
Stock symbol	Records ordered-by time JSON of stocks user looked at

We plan to use the user’s IP address to determine their internet service provider. We also plan to inspect the user’s request headers to know the user’s device type. By gathering this data, we should be able to build an intuitive initial profile of each user- the backbone of a reliable recommendation engine.

User Interaction Data

User interaction data captures the behavior of users as they navigate content. This is a crucial part of building an effective recommendation engine. We plan to capture all user interactions with our website and app, such as clicks, page views, and time spent on each page/element. We believe that all of this data should contribute to building a profile of tailored content. Furthermore, the stock symbols that the users select and the duration spent reviewing each ticker could also indicate interest. We understand that close coordination between the front-end and ML engineers will be critical to ensure proper data capture.

User Data	Description
Article shown time	Records time normalized for length of article
Mouse hover time	Records duration mouse hovers above thumbnail
Header shown time	Records duration header was visible
Clicks on article	Records timestamp for every click
Like	Records timestamp of when article was liked
Share	Records timestamp of when article was shared
Bookmark	Records timestamp of when article was bookmarked
Search	Records which articles appear in user’s feed

Besides capturing traditional actions like sharing content, we also plan to capture less obvious actions, such as mouse hovers. The analog for mobile would be haptic touch. If a user presses firmly, it could indicate deep interest.

We also want to capture which search terms people use and how long they spend on each page as further evidence of interest. Therefore, our ML is being designed to pay special attention to search results shown but not clicked on.

Logging users’ every move on a site produces a large amount of data. We plan to modify data storage accordingly as we understand which signals are reliable and strong.

We plan to build an accurate model for recommending personalized content by integrating these data sources. We plan to use ML to develop and refine models based on user data and interaction, providing great insight into our users’ interests.

Article Item Data

The third class of data recommendation engines we plan to use is article item data, comprised of all of the data and metadata about a particular article, such as author, title, body, keywords, tags, etc. We plan to use this information to build models that understand what content is valuable and relevant for a given user. For example, if users enjoy reading one article written by a particular author, they will likely enjoy other pieces from the same author. To ensure users can search by their desired filters, we plan to have a separate table for news sources and another one for authors.

News Article Data	Description
News source	Reference a table of news sources
Author	Reference author of the article
Length	Number of words
Title	Exact original title
Abstract	Use GPT-3 summarization
Body	Entire body of text
Category	Use an AWS Comprehend classification
Entities	Use an AWS Comprehend entity extraction to create list of entities
Duration	Estimated read time

We plan to also incorporate an estimated read time, similar to what Medium provides, so readers are informed of the time commitment before they start reading.

We also plan to utilize article abstracts to offer a more advanced type of derived data. This could be generated automatically via GPT-3 (Generative Pre-trained Transformer 3 is an ML autoregressive language model that uses deep learning to produce human-like text). AWS Comprehend (Amazon Comprehend is a natural-language processing (“NLP”) service that uses machine learning to uncover valuable insights and connections in text) would be used to classify articles into certain categories automatically. Furthermore, we plan to use automatic entity detection to list all entities in the article. This kind of derived feature is essential for refining recommendation engines.

MODEL ROADMAP

Phase 1:

In the beginning, there is relatively low data. To handle the cold start, we plan to base recommendations on what is most popular.

Phase 2:

AWS Personalize is the first real recommendation engine we plan to implement. This generic recommendation engine requires the least amount of data, making it ideal for this development phase.

Phase 3:

The bigger the model, the more data it needs. As Invest.inc acquires more users, usage, and, therefore, data, we anticipate that we may be able to start building more powerful models from scratch like the highly accurate Fastformer, based on a class of neural networks known as Transformers. The scalability and accuracy of Transformers is behind their growing popularity for NLP tasks.20 Fastformer is based on the most favored transformer model, BERT, which Google developed in 2018.21

This type of model can be used with limited data and still achieve impressive results. The Fastformer employs the concept of additive attention to bolster efficiency as opposed to the traditional Transformer model. Fastformer also has a GitHub repository which allows rapid implementation. We plan to use the MIND dataset to pre-train Fastformer and then fine-tune it using our proprietary data.

Machine Learning Method and Accuracy

Methods	MIND
	Accuracy	Macro-F
Transformer	80.90±0.20	60.02±0.21
Longformer	81.36 ± 0.21	62.59±0.23
BigBird	81.93±0.24	63.58±0.26
Linformer	82.16±0.28	63.77±0.30
Linear Transformers	82.25±0.23	63.81±0.22
Poolingformer	82.46±0.24	64.10±0.26
Fastformer	82.34±0.19	63.89±0.20

The strength of an ML model rests on the volume of parameters in the same way a car’s power is based on its horsepower. Neural network models can scale infinitely. With Transformer, there’s no limit to the parameters we can include, outside of computational cost. Constantly scaling our models creates a giant moat around our business model, preventing our competitors from gaining access.

Ad Recommendation Engine Plan

We strive to ensure that our ads enhance the user experience. We plan to insert ads in two different places: article insertions and stock insertions.

1.	Article Ads:

We plan to insert ads into the grid of article thumbnails from the news recommendation engine, with the ad recommendation engine determining which article ads will be displayed, the number of ads, and their placement.

2.	Stock Ads:

We plan to insert ads into the search engine, so when people search for a stock, they will also find other recommended stocks tailored to their interests. For example, if a user is comparing Tesla to Rivian, another electric vehicle company can buy an ad to be inserted with those search terms.

20 Ashish Vaswani, Noam Shazeer, Niki Parmar et al., “Attention is All You Need,” 31st Conference on Neural Information Processing Systems 31, (2017).

21 Jacob Devlin et al., “BERT: Pre-training of Deep Bidirectional Transformers for Language Understanding,” Proceedings of the 2019 Conference of the North American Chapter of the Association for Computational Linguistics: Human Language Technologies 1, (NAACL, 2019).

We plan to take a similar approach with the watchlist, placing non-select stock ads with the selected watchlist stocks. These stock ads should get users interested in an alternative investment.

We plan to use an algorithm similar to Google’s AdRank or Facebook’s Auction-based ad-delivery system for both types of ads to bring relevant content to users and real results to advertisers.

Ad Recommendation Engine

There are fewer open-source codes for ad recommendations than news recommendations, mainly because Google dominates much of the ad market and only seldomly releases its code. We anticipate that more custom ML work will be needed to create our ideal ad recommendation engine.

Architecturally, we plan to have a setup similar to our news recommendation engine where we use the same user data as before, with an additional table for stocks. We anticipate that there will be four new tables for interactions:

1.	Stock searches

2.	Stock comparisons

3.	Level 2 data requests

4.	Stock Watchlist

These four interaction models can be used to create recommendation models for each area, which we plan to retrain periodically. As time goes on, the number of models should increase for optimal performance.

We understand that there will be a delicate balance between good content and monetization for our recommendation engine. For stock ads, we plan to use the proven ad auction business model used by Google. Advertisers will purchase ads against the stocks of their competitors. The bid amount and the relevancy to each user will determine placement and frequency.

Ad Data

Here are example tables for the ad recommendation engine:

Stock Ads Data	Description
Stock symbol	Reference a table of stock sources
Bid	Maximum bid for ad
Desired associated stocks	List of stocks to buy ads against

Stock Source Item Data	Description
Stock symbol	Unique symbol
Industries	List of industries
Market Cap	Current Market Cap In USD
Volume	Average Daily Volume
Price	High and low price in the past year

Stock Ad Interaction Data	Description
Stock shown	Records list of times stock is shown, duration, and where shown
Mouse hover time	Records duration mouse hovers above stock
Clicks on stock	Records timestamp for every click

Article Ad Recommendations

This recommendation engine is planned to have a similar architecture. We anticipate that it will be trained independently from the stock ads, with an additional table for ad articles.

Article Ads Data

Here are example tables for the article ad recommendation engine:

Article Ads Item Data	Description
Article	Reference a table of article sources
Bid	Maximum bid for ad
Desired associated stocks	List of stocks to buy ads against

Article Ad Interaction Data	Description
Article ad shown time	Records list of times article ad is shown, duration, and where shown
Mouse hover time	Records how long mouse hovers above thumbnail
Header shown time	Records time that header was visible
Clicks on article	Records timestamp for every click

Ad Models

As with our content recommendation engine, we plan to have a three-phase transition between different ad models. Initially, we anticipate that we will simply use the highest bid. Then, we plan to move to Personalize until we have enough data to create a custom Transformer-based model. We will likely only be able to launch the more complex model if or when it outperforms the simpler model.

STAFFING

Our goal is to have low staffing costs relative to the power of our product. The base product, except the ML, has already been built and beta launched by our existing team. Our business plan is to leverage as much open source as possible and, whenever possible, opt to buy rather than build, which can reduce the technical risk and the time to market.

We anticipate that our team will need three types of engineers: data, ML, and front end.

The full-time data engineer’s primary responsibility will be to log all of the data collected and processed by Invest.inc. They should execute preliminary work, such as cleaning, organizing, and categorizing the data. We anticipate that we will need another ad hire as we get into the ads phase and plan to add at least one more engineer when we scale. As Invest.inc enters the Ads Phase, we anticipate that there will be a need to hire another person (or engineer). As Invest.inc scales, we anticipate that there will be a further need for a minimum of one more engineer.

In the ML department, we initially need one full-time engineer, and eventually we plan to hire another for ads. Once we hit an asymptote, we anticipate that our hiring needs will increase as we expend more effort to achieve more accuracy.

As scale increases, so will our hiring needs.

CONCLUSION

To our knowledge, currently, there is no other machine-learning-first-designed investment platform like the one we have planned. We believe that our proposed sleek design and utility will generate engagement from the investment sector, while also drawing in a highly sought-after user base for advertisers. Thus, companies seeking brand awareness may be willing to pay to advertise on our platform.

WHERE ARE WE NOW?

We are currently in our Beta launch. This means that the demo version of our platform has already been built on our website and is accessible on a desktop. We are currently working on our application to be approved for iOs and Android. We continue to develop our website and are updating our UX constantly based on user feedback and will continue to do so.

The website is free for all base users. Currently, we are not offering access to full Level 2 data entitlement for all users. Currently, we will not be able to handle the costs and infrastructure associated with providing Level 2 data access to all users. Therefore, for users that would like to have full Level 2 data entitlement, we plan to offer it to them for a flat fee, such fee being at cost (i.e., we will not upcharge them for this access). Eventually, as our platform, user base, and capital increase, we may be able to provide this access to all users free of charge. However, there is no guarantee when or if that will occur.

NEXT STEPS:

1.	Complete our Beta launch = Demo our already built website and web, desktop, iOS, and Android apps.

2.	Integrate the ML for data collection.

3.	Build the self-serve ad portal and ad types.

4.	Move through the phases described in this section to open our recommendation system.

Significant Contracts

On or about November 26, 2022, we entered into a Software Services and License Agreement with Devexperts, LLC for a non-exclusive license to use their management system trading application that we are white labeling from them. The cost of the set-up of the program is $70,000 and the development services are provided at a rate of $60 per hour for generic features and $90 per hour for unique features. There is also a monthly license fee which is calculated depending on the number of active users, ranging from $1.50 to $1.00 per active user. There is also a monthly support service fee of $10,000.

Customer Acquisition Strategy

We intend to acquire our retail investor subscribers through online media buys. We expect to acquire public company advertisers and issuer portal subscribers through a combination of outbound sales, industry conferences, and networking/referrals.

Employees

As of the date of this Offering Circular, we had six full time employees and six full time independent contractors.

Transfer Agent

Our transfer agent is SecureStock Transfer with address at 13575 58th Street North, Suite 200, Clearwater, Florida 33760.

Our Facilities

We do not own any property. We lease an office at 11500 W Olympic Blvd. Suite 562, Los Angeles, California for a term of 12 months beginning on November 1, 2022, and a base rent of $2,750 per month.

Our Intellectual Property

As of the date of this Offering Circular, the Company does not have any patents or trademarks.

Legal Proceedings

We are not party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, or results of operation. However, we may from time to time after the date of this Offering Circular become subject to claims and litigation arising in the ordinary course of business. One or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which such claim or litigation is resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention, and may materially adversely affect our reputation, even if resolved in our favor.

MANAGEMENT

Directors and Executive Officers

Our board of directors consists of five directors. Though as a controlled company, we are not required to have a majority of our board of directors be independent, we currently have three independent directors. Our directors will serve for one-year terms and until their successors are duly elected and qualified. There will be no cumulative voting in the election of directors. Consequently, at each annual meeting, the successors to each of our directors will be elected by a plurality of the votes cast at that meeting.

Set forth below are the names, ages and positions of our directors and executive officers as of the date of this Offering Circular.

Name	Age	Position with the Company
Jacob Fernane	30	President and Chairman of the Board of Directors
Marc McNeill	38	Chief Executive Officer and Director
Jeffrey Pesner	32	Chief Operations Officer and Secretary
John Small	55	Chief Financial Officer
Antonio Silveti-Falls	30	Independent Director
Janio Quadros Neto	32	Independent Director
Giorgi Khazaradze	30	Independent Director

Biographical Information

Directors and Executive Officers

The following is a summary of certain biographical information concerning our current directors and our executive officers.

Jacob Fernane, President and Chairman of the Board of Directors

Jacob Fernane founded White Lion Consulting, Inc. in January 2020, a digital marketing and consulting company focused on the equity capital markets. Prior to White Lion Consulting from 2017 through 2020, Mr. Fernane was the co-founder of Status Marketing Group, based out of Los Angeles, California (“SMG”). SMG was a healthcare niche specific marketing and consulting agency, whose primary focus was consulting with hospitals and psychiatric networks while providing a full scope of digital marketing services. Mr. Fernane is a seasoned entrepreneur with over a decade of experience across capital markets, healthcare, and the digital space.

Marc McNeill, Chief Executive Officer and Director

Marc McNeil entered the finance industry as a loan originator working for Arcstone Financial, a mortgage broker, in November, 2013 through March 2016. He quickly developed an affinity for the unique challenge that each loan possessed and strategy required to navigate the complex maze to the closing table and founded Clear Capital Lending in January, 2016. Clear Capital Lending grew from a small brokerage to a direct lending source, employing dozens of people and averaging $20 million in funded loans per month. Mr. McNeil has since stepped away from involvement in the business, but it still continues to operate under the leadership of the current management team and employees.

Jeffrey Pesner, Chief Operating Officer

Jeff Pesner has worked in the retail, finance, mental health, logistics, and real estate sectors and has had to create everything from websites, marketing campaigns, sales funnels, training material for salespeople, codes of ethics and standards of practice. In March 2017, Mr. Pesner established Illuminated Healing, where he assists individuals in enhancing their mental well-being. He is not currently actively developing this business. From April 2020 to November 2022, he also held the position of Mortgage Loan Originator at Clear Capital Lending.

John Small, Chief Financial Officer

John Small has been our CFO since December 2022. He has extensive experience in portfolio management and investment research, including working as an analyst at Ulysses Management (February 1996 to March 2000), Dillon Read (January 1992 to October 1993), and Morgan Stanley (October 1993 to January 1996), and as Senior Asset Manager responsible for Telecom, Media, Technology, and Renewable Energy investments for the GLG North American Opportunity Fund (April 2000 to August 2012). After 20 years on Wall Street, he went on to hold various senior management positions within internet media, software, and cryptocurrency industries including CFO of Viggle Inc. (NASDAQ: VGGL) from August 2012 to October 2015, COO of privately-held Mode Media Inc. from October 2015 to October 2016, and SVP of Finance for privately-held Tsunami VR, Inc. from October 2016 to May 2019. Since December 2019, Mr. Small has been and is currently the CFO of Monsoon Blockchain Corporation, a company focused on leveraging the latest blockchain technology to develop solutions and foster the adoption of digital assets globally, and COO of Big Watt Digital (since April 2022), a bitcoin mining company using only renewable energy. He is also currently the CFO of the Roman DBDR SPAC (since August 2020) and CFO of the Roman Digital Infrastructure Fund, Roman DBDR Tech Acquisition Corp II, and Roman DBDR Tech Acquisition Corp III (since January 2021). Mr. Small holds a B.A. in Economics with a concentration in International Relations from Cornell University.

Antonio Silveti-Falls Bio, Independent Director

Antonio Silveti-Falls is an expert and authority in Nonsmooth optimization, stochastic optimization, machine learning (theory of deep learning), signal/image processing, and inverse problems. Since 2021 to present, he is a tenured professor at the Université Paris-Saclay with CentraleSupélec in the math department. From 2021 to 2022, he was a postdoctoral researcher at Toulouse School of Economics, where he also worked as a lecturer. From 2017 through 2021, he was a graduate research assistant at ENSCAEN/UNICAEN. Mr. Silveti-Falls holds a Post Doctorate from Toulouse School of Economics; a Ph.D. in Nonsmooth Optimization for High-Dimensional Machine Learning from the Université de Caen Normandie; an M.Sc. in Applied Mathematics - Nonlinear Dynamical Systems from San Diego State University, USA; and a B.S. in Mathematics, Applied Mathematics, and Statistics from California State University – Chico, USA.

Janio Quadros Neto, Independent Director

Janio Quadros Neto is originally from Brazil. Mr. Neto’s first major role was as an administrative aide to the VP of the Congress of Brazil, Senator Julio Campos. He was formerly a Partner and Strategist at Ophir Mining and DXA Investments, as well as a Member of the Sao Paulo Tourism, Urbanization, and Housing Boards. Mr. Neto is a seasoned economist, consultant, and advisor with extensive experience in economics, politics, and business strategy. He has advised and consulted for several businesses and CEOs with regards to strategy, public and government relations, and economics. Mr. Neto holds an M.Sc. in Financial Economics and B.S. in Economics from the University of London. He is also certified by the Brazilian Institute of Corporate Governance in Corporate Governance and Board Management, and by FIPECAFI, the College of Accounting, Actuarial and Finance in Corporate Governance of firms and businesses in the city of Sao Paulo. Mr. Neto’s other passion lies in having published many articles in Brazil’s most important newspapers including O Estado de Sao Paulo, Folha de Sao Paulo and O Globo, and a book on politics and the history of Brazil titled Memorial a Historia do Brasil. He was also instrumental in organizing the Brazil/Mexico Conference in Recife, Pernambuco, Brazil that was attended by the President of Brazil, many members of the cabinet and state governors in 2008, and helped organize the annual Harvard MIT Brazil Conference in Cambridge, Massachusetts in 2016 through 2019.

Giorgi Khazaradze, Director

Giorgi Khazaradze was born in the Republic of Georgia, and is a naturalized citizen of the U.S. His professional journey began with an at-home advertising career at the age of 15 as a self-employed media buyer working with businesses in multiple industries including Affiliati, Neverblue, and CXDigital. From 2016 through 2018, he was the Chief Executive Officer of WhichAdsWork, a Facebook advertising analytics software as a service company. Currently, Mr. Khazaradze is the Secretary of Advertising Consultants, Inc. (since April, 2018). He is also currently the Chief Executive Officer of Aurox LLC (since August, 2018), and the Chief Executive Officer of Aurox Holdings, Inc. (since December, 2021) where he oversaw the development and subsequent launch of the Aurox Terminal in 2020, and grew the company from just a few hundred beta users to tens of thousands of users within the first year.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Board Composition

The number of members of our board of directors will be determined from time-to-time by action of our board of directors. Our board of directors currently consists of five persons. After the completion of this Offering, we expect our board of directors to remain the same, until the next election of directors by our shareholders.

Our board of directors believes its members collectively have the experience, qualifications, attributes, and skills to effectively oversee our management, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing us, a willingness to devote the necessary time to board duties, a commitment to representing our best interests and the best interests of our shareholders, and a dedication to enhancing shareholder value.

There were six board meetings held in 2022. All other material issues were approved by the unanimous written consent of the board of directors.

Director Independence

We are a “controlled company” under the NYSE American rules and are not required to have a majority of our board of directors consist of “independent directors,” as defined under the NYSE American rules.

We use NYSE American’s definition of “independence” to make this determination. NYSE American provides that an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship with which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company, or an immediate family member has been an executive officer of the company;
●

the director has received, or has an immediate family who is an executive officer of the company has received, any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exemptions, including, among other things, compensation received for board or board committee service, pension plan payments, or deferred compensation for prior service not contingent on continued service);

●

the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of an entity where any of the present executive officer’s of the company served on the compensation committee of such other entity; or

●

the director or an immediate family member of the director is a current executive officer of an organization that has made to or received from the company payments for which, in any of the last three fiscal years, exceeds the greater of 2% of such other company’s consolidated gross revenues or $1 million (subject to certain exceptions, including charitable contributions).

Under such definitions, our board of directors has undertaken a review of the independence of each director and will review the independence of any new directors based on information provided by each director concerning his background, employment, and affiliations, in order to make a determination of independence. Our board of directors has determined that there are three independent director on our board of directors.

Role of our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, or will have committees, such as the audit committee, and at such time as the compensation committee and the nominating and corporate governance committee are formed, each will then support the board of directors by addressing risks specific to its respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee will provide oversight with respect to corporate governance and ethical conduct and will monitor the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

Committees of our Board of Directors

We have two board committees—an audit committee and a compensation committee. Both committees are fully comprised of independent directors.

Our audit committee is composed exclusively of “independent directors” who are “financially literate” as such qualification is interpreted by our board of directors in their business judgment.

As of the date of this Offering Circular, our audit committee is composed of Antonio Silveti-Falls, Giorgi Khazaradze, and Janio Quadros Neto. Our board of directors has affirmatively determined that all three members of the audit committee meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 and NYSE American rules.

We will establish a written charter for our audit committee, in which we will set forth the duties of the audit committee to, among other matters, oversee (i) our financial reporting, auditing and internal control activities; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors; and (vi) our overall risk exposure and management. Duties of the audit committee shall also include:

●	annually review and assess the adequacy of the audit committee charter and the performance of the audit committee;

●	be responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

●	review with the independent auditors the plans and results of the audit engagement;

●	evaluate the qualifications, performance, and independence of our independent auditors;

●	have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

●	review the adequacy of our internal accounting controls; and

●	meet at least quarterly with our executive officers, internal audit staff, and our independent auditors in separate executive sessions.

Following this Offering, a copy of the audit committee charter will be available on our website at www.invest.inc.

Compensation Committee

As of the date of this Offering Circular, our compensation committee is comprised of Antonio Silveti-Falls and Giorgi Khazaradze, both of whom are independent directors.

We will establish a written charter for our compensation committee which sets forth the duties of the compensation committee, which include assessing and monitoring whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Following this Offering, a copy of the compensation committee charter will be available on our website at www.invest.inc.

Code of Business Conduct and Ethics

We will adopt a written code of business conduct and ethics that will apply to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and agents and representatives, including consultants. Following this Offering, a copy of the code of business conduct and ethics will be available on our website at www.invest.inc. We intend to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above. The inclusion of our website address in this Offering Circular does not include or incorporate by reference the information on our website into this Offering Circular.

Limitations on Liabilities and Indemnification of Directors and Officers

There are limitations of liability and indemnification and advancement rights applicable to our directors and officers. (See “Description of Capital Stock—Limitations on Liability and Indemnification of Directors and Officers.”)

Director Compensation

Our directors have compensation arrangements. (See “Executive and Director Compensation—Director Compensation.”)

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation

Our named executive officers for fiscal years 2021 were Jack Turner and Garrett Eamer, who are no longer executive officers of the Company.

All of our current executive officers were appointed in 2022.

Name and Principal Position	Year Ended	Salary ($)	Stock Awards ($)	Option Awards ($)		All Other Compensation ($)	Total
Jacob Fernane, President and Chairman of the Board	12/31/2022	$12,000		200,000	(1)		$212,000
Marc McNeill, Chief Executive Officer and Director	12/31/2022	$210,000		100,000	(2)		$310,000
Jeff Pesner, Chief Operating Officer	12/31/2022	$150,000		50,000			$200,000
John Small, Chief Financial Officer	12/31/2022	$120,000		75,000	(3)		$195,000

(1)

Mr. Fernane was granted options to purchase 200,000 shares of common stock, 1/12th of which vest every month for 12 months, subject to Mr. Fernane continuing to be an employee of the Company. The options have an exercise price of $1.00.

(2)

Mr. McNeil was granted options to purchase 100,000 shares of common stock, 1/12th of which vests every month for 12 months, subject to Mr. McNeil continuing to be an employee of the Company. The options have an exercise price of $1.00.

(3)

Mr. Small was granted options to purchase 100,000 shares of common stock, 1/12th of which vests every month for 12 months, subject to Mr. McNeil continuing to be an employee of the Company. The options have an exercise price of $1.00.

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent. We plan on adopting compensation policies with respect to, among other things, setting base salaries, awarding bonuses, and making future grants of equity awards to our executive officers. Once established, we plan for our compensation committee to design a compensation program that rewards, among other things, favorable stockholder returns, stock appreciation, our competitive position within the homebuilding industry and each executive officer’s long-term career contributions to us.

The compensation incentives designed to further these goals take the form of annual cash compensation and equity awards, as well as long-term cash and/or equity incentives measured by company and/or individual performance targets to be established by our compensation committee. In addition, our compensation committee may determine to make equity-based awards to new executive officers in order to attract talented professionals to serve us.

Annual Base Salary. Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, our compensation committee will consider each executive’s role and responsibility, unique skills, future potential with us, salary levels for similar positions in our market and internal pay equity.

Option Plan. Certain executives were issued options pursuant to the 2022 Stock Option Plan. We plan to offer option awards to executives, in the discretion of the board of directors, considering the executive’s role and other compensation.

PTO Plan. Executives may take PTO at any time, at their own reasonable discretion.

Employment Agreements with our Named Executive Officers

Agreement with Jacob Fernane

On July 5, 2022, we sent an offer of employment to Jacob Fernane for the full-time position of Vice President with a monthly salary of $1,000. On April 7, 2022, Mr. Fernane was granted 200,000 options pursuant to the 2022 Stock Option Plan at exercise price of $1.00 per share of common stock, which vest in 12 equal installments every month for one year starting on the first day of the first full month following the date of the option grant. Subsequently, Mr. Fernane was appointed as the President.

Employment Agreement with Marc McNeill

We entered into an employment agreement with Mr. McNeil on November 1, 2022 for his position as Chief Executive Officer. Mr. McNeil is entitled to compensation of $210,000 annually and 100,000 stock options that vest monthly, over one year (1/12th per month) along with performance incentives and is eligible to participate in all of our employee benefit programs. Mr. McNeil’s employment is at will and the employment agreement may be terminated with or without case at any time.

Employment Agreement with Jeffrey Pesner

We entered into an employment agreement with Mr. Pesner on November 1, 2022 for his position as Chief Operating Officer and Secretary. Mr. Pesner is entitled to compensation of $12,500 per month and 50,000 stock options that vest monthly, over one year (1/12th per month) and is eligible to participate in all of our employee benefit programs. Mr. Pesner’s employment is at will and the employment agreement may be terminated with or without case at any time.

Independent Contractor Agreement  with John Small

We entered into an employment agreement with Mr. Small on December 1, 2022 for his position as Chief Financial Officer. Mr. Small is entitled to compensation of $120,000 annually and 75,000 stock options that vest monthly, over one year (1/12th per month) and is eligible to participate in all of our employee benefit programs. Mr. Small’s employment is at will and the employment agreement may be terminated with or without case at any time.

Director Compensation

None of our directors received any compensation for their service on our board of directors in 2021. We plan to reimburse all directors for their reasonable out of pocket expenses incurred in connection with the performance of their duties as directors, including without limitation, travel expenses in connection with their attendance in-person at board and committee meetings. We anticipate issuing stock options under our 2022 Stock Option Plan (defined below) to current and new directors to compensate them for their service.

All of our current board members were appointed on November 15, 2022 and were each granted options to purchase 50,000 shares of common stock.

2022 Equity Incentive Plan

On April 7, 2022, we adopted the 2022 Equity Incentive and Nonstatutory Stock Option Plan (the “2022 Stock Option Plan”) which provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and the employees of any subsidiary corporation, and for the grant of non-statutory stock options to non-employees, including directors and other service providers.

Authorized shares. A total of 10,000,000 shares of our common stock have been reserved for issuance pursuant to the exercise of options issued from the 2022 Stock Option Plan.

Plan administration. Our board of directors administers our 2022 Stock Option Plan.

Stock options. Stock options may be granted under our 2022 Stock Option Plan. The exercise price of options granted under our 2022 Stock Option Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our 2022 Stock Option Plan, the administrator determines the other terms of options.

Options Granted. To date, pursuant to our 2022 Stock Option Plan, we have issued to our employees, officers, and directors 1,408,500 options to purchase shares of our common stock.

Non-transferability of awards. Unless the administrator provides otherwise, our 2022 Stock Option Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2022 Stock Option Plan, the administrator will adjust the number and class of shares that may be delivered under our 2022 Stock Option Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in our 2022 Stock Option Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or change in control. Our 2022 Stock Option Plan provides that in the event of a merger or change in control, as defined under the 2022 Stock Option Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to the shares subject to such award will be deemed achieved at 100% of target levels and all of the shares subject to such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

Amendment, termination. The administrator has the authority to amend, suspend, or terminate the 2022 Stock Option Plan provided such action will not impair the existing rights of any participant. Our 2022 Stock Option Plan will automatically terminate in 2032, unless we terminate it sooner.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the year ended December 31, 2021, we received a total of $630,217 in cash loans from SLS Group, LLC (“SLS”). In connection with the loans, we issued three promissory notes (the “SLS Notes”) to SLS. The first note (“SLS Note 1”) in the principal amount of $100,000 was dated July 15, 2021; the second note (“SLS Note 2”) in the principal amount of $100,000 was dated August 26, 2021; and the third note in the amount of $430,217 (“SLS Note 3”) was dated October 18, 2021. Each of the SLS Notes bears a one-time interest charge in the amount of $500 and is payable on demand. As of the date of this Offering Circular, the outstanding balance of all of the aforementioned SLS Notes was converted into 2,885,000 shares of our Series A Preferred Stock. Jacob Fernane, our President and a Director, previously consulted with SLS from time-to-time as an independent contractor.

Policies and Procedures for Transactions with Related Persons

The above transactions were approved by our board of directors. All future related party transactions will be voted upon by the disinterested board of directors. The audit committee of the board of directors is responsible for evaluating each related party transaction and making a recommendation to the disinterested members of the board of directors as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The audit committee, in making its recommendation, will consider various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. The audit committee will review, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related person transactions.

PRINCIPAL STOCKHOLDERS

Immediately prior to the completion of this Offering, there are 14,782,450 shares of our common stock outstanding as of the date of this Offering Circular. The following table sets forth the beneficial ownership of our common stock immediately prior to and immediately after the completion of this Offering (assuming that we raise the Maximum Offering) by:

●	each of our directors;
●	each of our named executive officers;
●	all of our directors and executive officers as a group; and
●	each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.

The percentage ownership information after the Offering assumes the issuance of shares of common stock in this Offering.

We have determined beneficial ownership in accordance with the rules of the Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable on or before the date which is 60 days after the date of this Offering Circular. These shares are deemed to be outstanding and beneficially owned by the person holding those options and warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (1)	Shares Owned Immediately Prior to this Offering		Percentage Immediately Prior to this Offering	Shares Owned Immediately After this Offering	Percentage Immediately After this Offering

Directors and Named Executive Officers:
Jacob Fernane, President and Chairman of the Board	9,050,833	(2)	60.68%	9,050,833	50.52%

Marc McNeill, Chief Executive Officer and Director	41,667	(3)	*	41,667	*

Jeffrey Pesner, Chief Operations Officer and Secretary	20,833	(4)	*	20,833	*

John Small, Chief Financial Officer	25,000	(5)	*	25,000	*

Antonio Silveti-Falls, Director	50,000	(6)	*	50,000	*

Janio Quadros Neto , Director	50,000	(7)	*	50,000	*

Giorgi Khazaradze, Director	50,000	(8)	*	50,000	*

All directors and executive officers as a group (seven persons)	9,288,333	(9)	61.3%	9,288,333	51.17%

*Less than 1%.

(1)	The address for all of the officers and directors is 11500 W Olympic Blvd. Suite 562, Los Angeles, California.
(2)

Consists of 8,610,000 shares of common stock owned by Pacific Lion LLC and 307,500 shares of common stock owned by White Lion Consulting LLC. In addition, Mr. Fernane was granted options to purchase 200,000 shares of common stock in August 2022 and this table reflects 133,334 options vested through April 2023.

(3)	Mr. McNeill was granted options to purchase 100,000 shares of common stock in November 2022 and this table reflects the 41,667 options vested through April 2023.
(4)	Mr. Pesner was granted options to purchase 50,000 shares of common stock in November 2022 and this table reflects the 20,833 options vested through April 2023.
(5)	Mr. Small was granted options to purchase 75,000 shares of common stock in December 2022, and this table reflects the 25,000 options vested through April 2023.
(6)	Consists of options to purchase 50,000 shares of common stock that are fully vested.
(7)	Consists of options to purchase 50,000 shares of common stock that are fully vested.
(8)	Consists of options to purchase 50,000 shares of common stock that are fully vested.
(9)	Assuming 15,153,283 shares of common stock outstanding for the purposes of this table (assumes the exercise of vested stock options).

DESCRIPTION OF CAPITAL STOCK

General

Invest Inc. was formed as a Wyoming company in October 2020. Our authorized capital stock consists of 60,000,000 shares of common stock, par value of $0.001, and 25,000,000 shares of preferred stock, par value of $0.001, 5,000,000 of which have been designated as Series A Preferred Stock.

Immediately prior to this Offering, there are 14,782,450 shares of our common stock outstanding. Upon the completion of this Offering, assuming we raise the Maximum Offering amount, as a result of the issuance of 3,000,000 shares of common stock in this Offering, there will be 17,782,450 shares of our common stock issued and outstanding, and 2,885,000 shares of our Series A Preferred Stock issued and outstanding.

Common Stock

Each holder of our common stock is entitled to one vote per each share on all matters to be voted upon by the common shareholders, and there are no cumulative voting rights. Subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock shall be entitled to vote on all matters on which shareholders generally are entitled to vote. Subject to the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the Company, subject to the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of our liabilities.

Under the terms of our governing documents, the holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All currently outstanding shares of our common stock are fully paid and non-assessable. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our Articles of Incorporation authorize our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized but unissued shares of preferred stock will be available for issuance without further action by our shareholders. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, terms, preferences, limitations, and relative rights thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Without shareholder approval, we could issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders may believe is in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

We have authorized 25,000,000 shares of preferred stock, of which 5,000,000 shares are designated as Series A Preferred Stock.

Series A Preferred Stock

As of the date of this Offering Circular, there are 2,885,000 shares of Series A Preferred Stock issued and outstanding.

Voting Rights. The holders of Series A Preferred Stock do not have any voting rights.

Conversion Rights. A holder of the Series A Preferred Stock shall have the right at any time to convert their shares into common stock at the Series A Conversion Price, which is initially $0.20, subject to adjustment pursuant to the terms of the Certificate of Designation of the Series A Preferred Stock.

Stock Options

We have enacted a 2022 Incentive and Nonstatutory Stock Option Plan (the “2022 Stock Option Plan”) whereby the total number of shares of common stock which may be purchased through exercise of options granted under the 2022 Stock Option Plan (the “Options”) shall not exceed 10,000,000 shares. Currently, we have 1,408,500 Options outstanding, all of which have an exercise price of $1.00.

Certain Provisions of Wyoming Law and of our Articles of Incorporation and Bylaws

The following summary of certain provisions of the Wyoming Business Corporations Act (referred to as the WBCA) and of our Articles of Incorporation and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the WBCA and our Articles of Incorporation and Bylaws. (See “Where You Can Find More Information” for how to obtain copies of our Articles of Incorporation and Bylaws.)

Our Board of Directors

Our Bylaws provide that the number of our directors will be fixed from time to time by the vote of the majority of directors in office, or by the vote of holders of shares representing a majority of the voting power at any annual meeting, or any special meeting called for such purpose. Our Articles of Incorporation and Bylaws provide that, subject to applicable law, the rights, if any, of holders of any series of preferred stock and the rights of shareholders to fill any vacancy, except for a vacancy created by the removal of a director, the vacancies that results from newly created directorships resulting from any increase in the authorized number of directors, and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filed by a majority of the remaining directors, or, if the number of directors then in office is less than a quorum, by (1) the unanimous written consent of the directors then in office; (2) the affirmative vote of a majority of the directors then in office at a meeting held; or (3) a sole remaining director. A vacancy in the Board of Directors created by the removal of a director may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present or by the unanimous written consent of all shares entitled to vote.

Pursuant to our Bylaws, each member of our board of directors who is elected at our annual meeting of our shareholders, and each director who is elected in the interim to fill vacancies and newly created directorships, will hold office until the next annual meeting of our shareholders and until his or her successor is elected and qualified. Pursuant to our Bylaws, directors will be elected by a majority of votes cast by the shares present in person or by proxy at a meeting of shareholders and entitled to vote thereon, a quorum being present at such meeting.

Removal of Directors

Our Bylaws provide that, the entire Board of Directors, or an individual director, may be removed from office and the remaining members of the Board of directors may elect a successor director to fill such vacancy for the remaining unexpired term of the director so removed. However, no director may be removed when the votes cast against removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote, were voted) and the entire number of directors authorized at the time of the director’s most recent election were then being elected; and when by the provisions of the Articles of Incorporation the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Meetings of Shareholders

Pursuant to our Bylaws, an annual meeting of our shareholders for the purpose of the election of directors and the transaction of any other business will be held on a date and at the time and place, if any, determined by our board of directors. Each of our directors is elected by our shareholders to serve until the next annual meeting and until his or her successor is duly elected and qualified. In addition, our board of directors, the chairman of our board of directors, the President, or by one or more Shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at any such meeting may call a special meeting of our shareholders for any purpose, but business transacted at any special meeting of our shareholders shall be limited to the purposes stated in the notice of such meeting. In addition, we will be required to hold a special election meeting under the circumstances described above under “Removal of Directors.”

Articles of Incorporation Amendments

Unless a higher vote is required by its governing documents, the affirmative vote of a majority of the outstanding stock entitled to vote is required to amend a Wyoming corporation’s Articles of Incorporation. However, amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or by altering or changing the powers, preferences or special rights of a class so as to affect them adversely, also require the affirmative vote of a majority of the outstanding shares of such class, even though such class would not otherwise have voting rights.

Bylaw Amendments

Our board of directors has the power to amend, modify or repeal our Bylaws or adopt any new provision authorized by the laws of the State of Wyoming in force at such time, provided, however, that the Shareholders entitled to vote with respect thereto may alter, amend or repeal Bylaws made by the Board of Directors, except that the Board of Directors shall have no power to change the quorum for meetings of Shareholders or of the Board of Directors or to change any provisions of the Bylaws with respect to the removal of directors or the filling of vacancies in the Board resulting from the removal by the Shareholders.

Amendment by Shareholders.

All Bylaws of the Company shall be subject to alteration or repeal, and new Bylaws may be made by the affirmative vote of Shareholders holding of record in the aggregate at least a majority of the outstanding shares of stock entitled to vote in the election of directors at any annual or special meeting of Shareholders, provided that the notice or waiver of notice of such meeting shall have summarized or set forth in full therein, the proposed amendment.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our shareholders at an annual meeting of shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time such stockholder gives us the requisite notice of such nomination or business and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in our Bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of persons for election to our board of directors may be made at a special meeting of shareholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that a purpose of the special meeting is to elect directors, by a stockholder who was a stockholder of record both at the time such stockholder gives us the requisite notice of such nomination or business and at the time of the special meeting, who is entitled to vote at the meeting and upon such election and who has complied with the notice procedures set forth in our Bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Provisions

The Wyoming Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Wyoming corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the Articles of Incorporation or Bylaws of the corporation. Our Articles of Incorporation and Bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Wyoming corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Wyoming; and (2) does business in Wyoming directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Wyoming. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

Our Articles of Incorporation and Bylaws and Wyoming law contains provisions that may delay or prevent a transaction or a change in control of us that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our shareholders, which could adversely affect the market price of our common stock. Certain of these provisions are described below.

Selected provisions of our Articles of Incorporation and Bylaws. Our Articles of Incorporation and/or Bylaws contain anti-takeover provisions that:

●

authorize our board of directors, without further action by the shareholders, to issue up to 25,000,000 shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series, the powers, rights, and preferences of the shares of that series, and the qualifications, limitations and restrictions of that series;

●	require that actions to be taken by our shareholders may be taken only at an annual or special meeting of our shareholders;
●

specify that special meetings of our shareholders can be called only by our board of directors, the chairman of our board of directors, our president, or shareholders of 10% of the outstanding voting shares of capital stock prior to going public;

●	provide that our Bylaws may be amended by our board of directors without stockholder approval;
●

provide that no director may be removed when the votes cast against removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast;

●

provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a vote of a majority of directors then in office, or, if the number of directors then in office is less than a quorum, by (1) the unanimous written consent of the directors then in office, (2) the affirmative vote of a majority of the directors then in office, or (3) a sole remaining director;

●

provide that, subject to the express rights, if any, of the holders of any series of preferred stock, any amendment, modification, or repeal of, or the adoption of any new or additional provision, inconsistent with our Articles of Incorporation provisions relating to the removal of directors and the vote of our shareholders required to amend our Bylaws requires the affirmative vote of the holders of majority of the voting power of our capital stock entitled to vote generally in the election of directors;

●

provide that the shareholders may amend, modify, or repeal our Bylaws, or adopt new or additional provisions of our Bylaws, only with the affirmative vote of majority of the voting power of our capital stock entitled to vote generally; and

●	establish advance notice procedures for shareholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a shareholders meeting.

Business Combinations under Wyoming Law. The Wyoming “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an “interested stockholder” and a resident domestic Wyoming corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having; (1) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock. The effect of Wyoming’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if they cannot obtain the approval of our board of directors.

Limitation on Liability and Indemnification of Directors and Officers

Our Articles of Incorporation eliminate the personal liability of our directors for damages arising from a breach of their fiduciary duty as directors or officers involving any act or omission of any such directors or officers, provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. Any repeal or modification of this Article by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of officer of the Company for acts or omissions prior to such repeal or modification. Our Articles of Incorporation require us to indemnify our directors and officers to the fullest extent permitted by Wyoming law, including in circumstances in which indemnification is otherwise discretionary under Wyoming law.

Under Wyoming law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

         •         conducted himself or herself in good faith;

•         reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•         in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the Company, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities. Insofar as indemnification for liabilities under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

We have retained SecureStock Transfer as the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

Engagement with tZERO

Broker of Record and Placement Agent Services

We have engaged tZERO Markets, LLC (“tZERO Markets”) to act as our exclusive placement agent and broker-dealer of record for this Offering. In connection with this Offering, we are paying tZERO Markets a one-time consulting fee of $10,000; a one-time advance payment of $5,000 for due diligence expenses; and 3% of the gross proceeds of the Offering. tZERO Markets may add other broker-dealers as co-placement agents to assist with the Offering or assign its role as placement agent and broker-dealer of record to another broker-dealer.

Escrow Agent

The Escrow Agent is tZERO ATS, LLC who has been appointed as escrow agent for the Offering pursuant to an escrow agreement between tZERO ATS, LLC and us. The fee due to the Escrow Agent for this Offering is $1,000. tZERO ATS may assign its role as escrow agent to another broker-dealer legally able to act as escrow agent for the Offering.

Secondary Trading

For our common stock to be eligible to be quoted on the tZERO ATS, we will be subject to due diligence of tZERO ATS, LLC and be charged a $100,000 on-boarding and due diligence fee prior to our common stock being quoted on the tZERO ATS, as well as a $20,000 due diligence fee for confirmatory due diligence of tZERO ATS each year thereafter. Our investors will be subject to the following fees for all execution on the tZERO ATS (i) 1% for all executions of buy and sell orders of securities priced equal to or greater than $3.00 per share / unit and (ii) $0.03 per share / unit for all executions of buy and sell orders of securities priced less than $3.00 per share / unit, rounded up to the nearest $0.01. Fees and transaction charges imposed by tZERO ATS may change from time to time in accordance with the practices of tZERO ATS.

We will also reimburse tZERO parties referenced for any pre-approved out-of-pocket expenses.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)

You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase the securities;
(iii)	You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

(iv)

You are a holder in good standing of the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65), each as issued by FINRA;

(v)

You are a corporation, limited liability company, partnership or are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring our securities, with total assets in excess of $5,000,000;

(vi)

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vii)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;
(viii)

You are a trust with total assets in excess of $5,000,000, your purchase of our securities is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in our securities;

(ix)

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

(x)	You are a Commission or state-registered investment adviser or a federally exempt reporting adviser;
(xi)	You are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;
(xii)	You are an entity not listed above that that owns “investments,” in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered; or
(xiii)

You are an Investor certifies that (A) it is a “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (i) with at least $5 million in assets under management, (ii) not formed for the specific purpose of acquiring the securities offered and (iii) whose investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment or (B) that it is a “family client” as defined in Rule 202(a)(11)(G)-1, of a family office meeting the criteria specified above.

Offering Period and Expiration Date

This Offering will start on the date this Offering Circular is declared qualified by the Commission. We expect to commence the sale of the securities as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the Commission. The Offering will terminate at the earlier of: (1) the date at which the Maximum Offering has been sold; (2) the date which is one year after this Offering being qualified by the Commission; or (3) the date on which this Offering is earlier terminated by us in our sole discretion (the “Termination Date”).

Procedures for Subscribing

You will be able to make an investment in our common stock through an online investment platform. If you decide to subscribe for our securities offered in this Offering, you should:

1.

Carefully read this Offering Circular, and any current supplement, as well as any documents described in the Offering Circular and attached hereto or which you have requested. Consult with your tax, legal and financial advisors to determine whether an investment in our common stock is suitable for you.

2.	Review the Subscription Agreement and execute the completed Subscription Agreement via electronic signature.

3.	Before or after a Subscription Agreement is signed, an integrated online payment portal will facilitate your transfer of funds by ACH, direct payment or by credit card (credit card investment may result in incurrence of third-party fees and charges, interest obligations which will lower your expected investment returns and could exceed your actual returns) in an amount equal to the purchase price of your shares (as set out on the front page of your Subscription Agreement) into an escrow account with tZERO ATS, LLC that will not yield interest for investors. tZERO ATS, LLC will hold such subscription funds in escrow until such time as your Subscription Agreement is either accepted or rejected by us and, if accepted, such further time until you are issued the shares for which you subscribed.

4.	We and tZERO Markets will review the subscription documentation completed and signed by you. You may be asked to provide additional information. We or tZERO Markets will contact you directly, if required. We reserve the right to reject any subscriptions, in whole or in part, for any or no reason, and to withdraw the Offering at any time prior to Closing Date.

5.	Once the review is complete, we or tZERO Markets will inform you whether or not your application to subscribe for our shares is approved or denied and if approved, the number of shares for which you are entitled to subscribe. If your subscription is rejected in whole or in part, then your subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded, without interest or deduction. We will accept subscriptions on a first-come, first served basis subject to the right to reject or reduce subscriptions.

6.	If all or a part of your subscription is approved, then the number of shares you are entitled to subscribe will be issued to you upon the Closing. Simultaneously with the issuance of your shares, the subscription monies held by tZERO ATS, LLC in escrow on your behalf will be transferred to us.

By executing the Subscription Agreement, you agree to be bound by the terms of the Subscription Agreement. We and tZERO Markets will rely on the information you provide in the Subscription Agreement and the supplemental information you provide in order for tZERO Markets to verify that you are qualified to invest in this offering. If any information about your status changes prior to you being issued shares, please notify tZERO Markets or us immediately using the contact details set out in the Subscription Agreement.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such Subscription Agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed Subscription Agreement and the funds required under the Subscription Agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a Subscription Agreement, we will countersign the Subscription Agreement and issue the shares subscribed at closing provided, however, that we reserve the right to reject any subscription, in whole or in part, for any reason or for no reason. Once you submit the Subscription Agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted Subscription Agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the securities.

In order to purchase the securities and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

Closings

If, on the Initial Closing Date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales (each an “Additional Closing”) until the Termination Date. We will consider various factors in determining the timing of any Additional Closings, including but not limited to the amount of proceeds received at the Initial Closing, any Additional Closings that have already been held, and indications of interest shown by any additional prospective investors.

From the date of qualification until the Initial Closing Date, and thereafter pending any Additional Closings on subsequent closing dates (“Additional Closing Dates,” and with the Initial Closing Date, a “Closing Date”) the proceeds from the Offering will be kept in an escrow account. Upon the Initial Closing Date and upon each Additional Closing, if any, the proceeds therefrom will be distributed to us and the associated securities will be issued to the investors therein. If the Initial Closing never occurs, the proceeds from the Offering will be promptly returned to investors, without deduction or interest.

Escrow Account

tZERO ATS, LLC (or its assignee, “Escrow Agent”), will act as escrow agent for the Offering. Prior to the date the Commission issues a qualification for the sale of the shares of common stock pursuant to this Offering Circular, the escrow agent shall establish a non-interest-bearing account” (the “Escrow Account”). The Escrow Account shall be a segregated deposit account at the bank. The Escrow Account maintained by the escrow agent shall be terminated in whole or in part on the earliest to occur of: (a) the Closing of the Offering, (b) the date which is one year after this Offering being qualified by the Commission, or (c) the date on which this Offering is earlier terminated by us, in our sole discretion. The foregoing sentence describes the escrow period the “Escrow Period.” During the Escrow Period, the parties agree that (i) the Escrow Account and escrowed funds will be held for the benefit of investors, and that (ii) we are not entitled to any funds received into escrow, and that no amount deposited into the Escrow Account shall become our property or any other entity, or be subject to any debts, liens or encumbrances of any kind of any other entity, until we have triggered closing of such funds. In the event the escrow agent does not receive written instructions from us to release funds from the Escrow Account on or prior to termination of the Escrow Period, the Escrow Agent shall terminate the escrow and make a full and prompt return of funds so that refunds are made to each investor in the exact amount received from said investor, without deduction, penalty or expense to investor.

The Escrow Agent shall process all escrowed amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each investor’s name and address, the quantity of shares of common stock purchased, and the amount paid.

If any Subscription Agreement for the purchase of shares of common stock is rejected by us, in our sole discretion, then the Subscription Agreement and the escrowed amounts for such investor shall be promptly returned to the rejected investor by the Escrow Agent.

We shall be obligated to reimburse Escrow Agent for all fees, costs and expenses incurred or that become due in connection with the Escrow Agreement or the Escrow Account, including reasonable attorney’s fees.

The Escrow Agent, in no way endorses the merits of the Offering or of the securities.

No Minimum Offering Amount

There is no minimum Offering amount in this Offering and we may close on any funds that we receive. Potential investors should be aware that there can be no assurance that any other funds will be invested in this Offering other than their own funds.

No Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to us.

Transfer Agent and Registrar

We have engaged SecureStock Transfer to be the transfer agent and registrar for our common stock.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax consequences to you of the acquisition, ownership, and disposition of shares of our common stock offered pursuant to this Offering Circular. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, and, except as otherwise specifically provided herein, it does not address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this Offering Circular. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership, or disposition of the shares of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who purchase shares of our common stock pursuant to this Offering Circular and who hold the shares of our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

●	financial institutions, banks, and thrifts;
●	insurance companies;
●	tax-exempt organizations;
●	“S” corporations, partnerships, or other pass-through entities;
●	traders in securities that elect to mark to market;
●	regulated investment companies and real estate investment trusts;
●	broker-dealers or dealers in securities or currencies;
●	United States expatriates;
●	persons subject to the alternative minimum tax;
●	persons holding our stock as a hedge against currency risks or as a position in a straddle; or
●	U.S. holders (as defined below) whose functional currency is not the United States dollar.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the specific United States federal income tax consequences to them.

Prospective investors should consult their tax advisors regarding the particular United States federal income tax consequences to them of acquiring, owning, and disposing of shares of our common stock, as well as any tax consequences arising under any state, local or foreign tax laws and any other united states federal tax laws.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of our common stock who, for United States federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;
●

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or in the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or
●

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. holder” nor an entity treated as a partnership for United States federal income tax purposes.

Taxation of U.S. Holders

Distributions on Shares of Our Common Stock. If we make cash or other property distributions on shares of our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. Subject to certain limitations, these distributions may be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates as “qualified dividends” if such U.S. holder meets certain holding period and other applicable requirements. The special rate will not, however, apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense.

Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. holder’s tax basis in the shares of our common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares of our common stock will be taxable as capital gain realized on the sale or other disposition of the shares of our common stock and will be treated as described under “—Sales or Other Taxable Dispositions of Shares of Our Common Stock” below.

Sale or Other Taxable Dispositions of Shares of Our Common Stock. If a U.S. holder sells or disposes of shares of our common stock, such U.S. holder generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. holder’s adjusted basis in the shares of our common stock for United States federal income tax purposes. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the shares of our common stock for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Information reporting will generally apply to U.S. holders with respect to payments of dividends on shares of our common stock and to certain payments of proceeds on the sale or other disposition of shares of our common stock. Certain U.S. holders may be subject to U.S. backup withholding on payments of dividends on shares of our common stock and certain payments of proceeds on the sale or other disposition of shares of our common stock unless the beneficial owner of shares of our common stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s United States federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

Medicare Tax. A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to an additional tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold. Net investment income generally includes dividends, and net gains from the disposition of common stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Taxation of Non-U.S. Holders

Distributions on Shares of Our Common Stock. Distributions that are treated as dividends (see “Taxation of U.S. Holders—Distributions on Shares of Our Common Stock”) generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits (and therefore whether the distribution will be treated as a dividend), we intend to withhold from the distribution at the rate applicable to dividends. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated as required by law. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the shares of our common stock are effectively connected with such non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on shares of our common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Distributions that we determine are in excess of our current and accumulated earnings and profits and that are in excess of a non-U.S. holder’s tax basis in its shares of our common stock will be treated as gain from the sale of common stock as described under “—Sales or Other Taxable Dispositions of Shares of Our Common Stock” below.

Sales or Other Taxable Dispositions of Shares of Our Common Stock. Subject to the discussion of backup withholding and withholding tax relating to foreign accounts below, a non-U.S. holder generally will not be subject to United States federal income tax for gain recognized on a sale or other disposition of common stock unless one of the following conditions is satisfied:

●

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained in the United States by such non-U.S. holder). The non-U.S. holder will, unless an applicable treaty provides otherwise, be taxed on its net gain derived from the sale or other disposition under regular graduated United States federal income tax rates. Effectively connected gains realized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate as may be specified by an applicable income tax treaty;

●

in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist. Such gain will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States); or

●	our common stock constitutes a USRPI within the meaning FIRPTA by reason of our status as a USRPHC for United States federal income tax purposes.

With respect to the third bullet point above, because of our holdings of United States real property interests, we believe that we are a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and any foreign real property interests, it is possible that we may not remain a USRPHC in the future. As a USRPHC, if a class of our stock is regularly traded on an established securities market, such stock will be treated as a USRPI only with respect to a non-U.S. holder that actually or constructively holds more than 5% of such class of stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for such stock. We anticipate that our common stock will be regularly traded on an established securities market following this Offering. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. If gain on the sale or other taxable disposition of shares of our common stock were subject to taxation under FIRPTA as a sale of a USRPI, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or other taxable disposition of shares of our common stock is subject to tax under FIRPTA, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price unless an exception applies. A non-U.S. holder also will be required to file a United States federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to United States federal income tax.

Non-U.S. holders should consult their tax advisors concerning the consequences of selling or otherwise disposing of shares of our common stock.

Backup Withholding Tax and Information Reporting. We must report annually to each non-U.S. holder of shares of our common stock and to the IRS the amount of payments on the shares of our common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those payments. These information reporting requirements apply even if no withholding was required because the payments were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Relating to Foreign Accounts. The Foreign Account Tax Compliance Act (“FATCA”) provides that a 30% withholding tax will be imposed on certain payments (including dividends as well as gross proceeds from sales of stock giving rise to such dividends) made to a foreign financial institution (as specifically defined in the Code) and certain other foreign entities if such entity fails to satisfy certain new disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a foreign non-financial institution, the entity identifies and provides information in respect of substantial U.S. owners of such entity. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

LEGAL MATTERS

Certain legal matters in connection with this Offering, including the validity of the shares of our common stock offered hereby, will be passed upon for us by FitzGerald Kreditor Bolduc & Risbrough LLP, Irvine, California.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2021 and 2020, included in this Offering Circular have been so included in reliance on the report of M&K CPAS, PLLC, an independent registered public accounting firm, given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission an Offering Statement on Form 1-A under Regulation A, with respect to the shares of our common stock being offered by this Offering Circular. This Offering Circular, which constitutes part of that Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules which are part of the Offering Statement. Some items included in the Offering Statement are omitted from the Offering Circular in accordance with the rules and regulations of the Commission. For further information with respect to us and the common stock offered in this Offering Circular, we refer you to the Offering Statement and the accompanying exhibits.

A copy of the Offering Statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the Offering Statement may be obtained from this office upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the Commission at 1-800-SEC-0330. Our filings with the Commission are available to the public from the Commission’s website at www.sec.gov.

Upon the completion of this Offering, we will be subject to certain information and periodic reporting requirements under Regulation A. In accordance therewith, we will file current reports, semi-annual reports, annual reports, and other information with the Commission. All documents filed with the Commission are available for inspection and copying at the public reference room and website of the Commission referred to above. We maintain a website at invest.inc. You may access our reports and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Commission. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this Offering Circular.

PART F/S

INDEX TO FINANCIAL STATEMENTS AND

FINANCIAL STATEMENTS (UNAUDITED)

Reports of Independent Registered Public Accounting Firm	F-1

Balance Sheets as of December 31, 2021 and 2020	F-2

Statements of Operations for the Years Ended December 31, 2021 and 2020	F-3

Statements of Changes in Stockholders’ Equity (Deficit) for the Periods January 1, 2020 through December 31, 2021	F-4

Statements of Cash Flows for the Years Ended December 31, 2021 and 2020	F-5

Notes to Financial Statements for the Years Ended December 31, 2021 and 2020	F-6

Balance Sheets as of September 30, 2022 (Unaudited) and December 31, 2021	F-14

Statement of Operations for Three and Nine Months Ended September 30, 2022 and 2021 (Unaudited)	F-15

Statements of Changes in Stockholders’ Deficit for the Periods January 1, 2022 through September 30, 2022 and January 1, 2021 through September 30, 2021 (Unaudited)	F-16

Statements of Cash Flows for Nine Months Ended September 30, 2022 and 2021 (Unaudited)	F-17

Notes to the Financial Statements for the Nine Months Ended September 30, 2022 and 2021	F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Invest, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Invest, Inc. (the Company) as of December 31, 2021 and 2020, and the related statements of operations, statements of stockholders’ deficiency, and statements of cash flows for the period from October 7, 2020 (Inception) to December 31, 2020 and for the one year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the period from October 7, 2020 (Inception) to December 31, 2020 and for the one year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

The Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has not yet generated any significant revenue, has incurred recurring losses from operations, generated negative cash flows from operating activities and had an accumulated deficit that raises substantial doubt about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans in regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going Concern

As discussed in Note 1, the Company has not yet generated significant revenue, has incurred recurring losses from operations, generated negative cash flows from operating activities and had an accumulated deficit that raises substantial doubt about the Company’s ability to continue as a going concern.

Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate.

We evaluated the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

www.mkacpas.com

We have served as the Company’s auditor since 2022.

Houston, Texas

October 21, 2022

INVEST INC.

BALANCE SHEETS

	December 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash	$175,793	$96,877
Total current assets	175,793	96,877

Total Assets	$175,793	$96,877

LIABILITIES AND (DEFICIENCY IN) STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	106,164	2,160
Customer deposits	143,994	120,000
Notes payable, related party	630,217	-
Total current liabilities	880,375	122,160

Total Liabilities	880,375	122,160

Commitments and contingencies	-	-

Stockholders' equity (deficit)
Common stock, $0.01 par value, 10,000 shares authorized, 10,000 shares issued and outstanding at December 31, 2021 and 2020	100	100
Additional paid-in capital	15,332	-
Accumulated deficit	(720,014)	(25,383)
Total stockholders' equity (deficit)	(704,582)	(25,283)

Total liabilities and stockholders' equity (deficit)	$175,793	$96,877

The accompanying notes form an integral part of these financial statements.

INVEST INC.

STATEMENTS OF OPERATIONS

		For the period
	For the	from inception
	Year Ended	(October 7, 2020)
	December 31,	to December 31,
	2021	2020

Revenue	$15,131	$-

Operating expenses:
Selling, general and administrative	692,930	25,383

Total operating expenses	692,930	25,383

Net operating (loss) income	(677,799)	(25,383)

Other income (expense):
Interest expense, related party	(16,832)	-
Total other (expense)	(16,832)	-

(Loss) income before provision for income taxes	(694,631)	(25,383)

Provision for income taxes	-	-

Net (loss) income	$(694,631)	$(25,383)

Net (loss) income per share - basic and diluted	$(69.46)	$(2.54)

Weighted average shares outstanding - basic and diluted	10,000	10,000

The accompanying notes form an integral part of these financial statements.

INVEST INC.

STATEMENT OF STOCKHOLDERS’ DEFICIENCY

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

					Additional
	Series A Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2019	-	-	-	-	-	-	-

Shares issued to founders as compensation	-	-	10,000	100	-	-	100
Net loss for the period from inception (October 7, 2020) to December 31, 2020	-	-	-	-	-	(25,383)	(25,383)
Balance, December 31, 2020	-	-	10,000	100	-	(25,383)	(25,383)

Imputed interest on related party loan	-	-	-	-	15,332	-	15,332
Net loss for the year ended December 31, 2021	-	-	-	-	-	(694,631)	(694,631)
Balance, December 31, 2021	-	-	10,000	100	15,332	(720,014)	(704,582)

The accompanying notes form an integral part of these financial statements.

INVEST INC.

STATEMENTS OF CASH FLOWS

		For the Period
	For the	from inception
	Year Ended	(October 7, 2020)
	December 31,	to December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(694,631)	$(25,383)
Adjustment to reconcile net (loss) income to net cash used in operating activities
Stock based compensation		100
Imputed interest on related party loan	15,332
Changes in assets and liabilities:
Accounts payable	104,004	2,160
Customer deposits	23,994	120,000
Net cash used in (provided by) operating activities	(551,301)	96,877

FINANCING ACTIVITIES
Proceeds from advances payable – related party	630,217	-
Net cash provided by financing activities	630,217	-

Net increase in cash and cash equivalents	78,916	96,877

Cash and cash equivalents at beginning of period	96,877	-

Cash and cash equivalents at end of period	175,793	96,877

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	-	-
Income taxes paid	-	-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
	-	-

The accompanying notes form an integral part of these financial statements.

1. Business Organization and Nature of Operations

Background and Corporate Structure

Invest Inc. (“Invest ”, or the “Company”) was incorporated in the State of Wyoming on October 7, 2020 and is headquartered in Cheyenne, Wyoming. The Company is in the business of providing retail investors with institutional-level financial information, and providing public issuers a media buying and advertising platform to reach their target audiences.

While these financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business, adverse conditions could cast doubt upon the validity of this assumption. At December 31, 2021 the Company has a working capital deficit in the amount of $704,582, and has incurred losses since inception resulting in an accumulated deficit of $720,114. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the audited financial statements. In order to meet its corporate and administrative expenses for the coming year, the Company will be required to raise funds through additional financing. Although the Company has been successful in raising funds, there is no certainty that the Company will be successful in the future.

If the going concern assumption was not appropriate for these financial statements, then adjustments might be necessary to the carrying values of assets and liabilities, the reported loss and the balance sheet classifications used. These adjustments could be material. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States and are expressed in US dollars. The Company has adopted a fiscal year end of December 31st.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents includes demand deposits, saving accounts and money market accounts. The Company considers all highly liquid debt instruments with maturities of three months or less when purchased to be cash and cash equivalents. The Company had cash, cash equivalents, and restricted cash of $175,793 and $96,877 as of December 31, 2021 and 2020, respectively.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable considering a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations to it, the Company records a specific reserve for bad debts against amounts due in order to reduce the net recognized receivable to the amount it reasonably believes will be collected. For all other customers, the Company recognizes reserves for bad debts based on past write-off experience and the length of time the receivables are past due. The Company had $0 in bad debt expense during the years ended December 31, 2021 and 2020.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts and other accounts, the balances of which at times may be uninsured or exceed federally insured limits. From time to time, some of the Company’s funds are also held by escrow agents; these funds may not be federally insured. The Company continually monitors its banking relationships and consequently has not experienced any losses in such accounts.

Advertising and Marketing Costs

All costs associated with advertising and promoting products are expensed as incurred. Total recognized advertising and marketing expenses were $6,750 and $2,000 for the years ended December 31, 2021 and 2020, respectively.

Fair Value of Financial Instruments

Pursuant to Accounting Standards Codification (“ASC”) No. 825 - Financial Instruments, the Company is required to estimate the fair value of all financial instruments included on its balance sheets. The carrying amounts of the Company’s cash and cash equivalents, notes receivable, convertible notes payable, accounts payable and accrued expenses, none of which is held for trading, approximate their estimated fair values due to the short-term maturities of those financial instruments.

A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

Level 3 - Significant unobservable inputs that cannot be corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

Net Loss per Common Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Basic net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock. Diluted net loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. There is no effect on diluted loss per share because there are no common stock equivalents outstanding at December 31, 2021 or 2020.

Revenue Recognition

We recognize revenue on arrangements in accordance with ASC 606, Revenue from Contracts with Customers. The core principle of ASC 606 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services ASC 606 requires companies to assess their contracts to determine the timing and amount of revenue to recognize under the new revenue standard. The model has a five-step approach:

1.	Identify the contract with the customer.

2.	Identify the performance obligations in the contract.

3.	Determine the total transaction price.

4.	Allocate the total transaction price to each performance obligation in the contract.

5.	Recognize as revenue when (or as) each performance obligation is satisfied.

The Company provides a media buying and implementation service on behalf of its clients, and is compensated at a fixed percentage of the amount of media purchased. Pursuant to the guidance in ASC 606, the company is considered an agent in these transactions. Revenue is recorded at the time the media purchase occurs. Amounts received from clients are carried as current liabilities on the Company’s balance sheet until the media purchase occurs. Customer deposits in the amount of $149,994 and $120,000 were recorded on the Company’s balance sheet at December 31, 2021 and 2020, respectively.

Selling, general, and administrative expenses

Selling, general, and administrative expenses include all other costs which support the Company’s operations but are not included as a cost of sales. These primarily consist of payroll, facility costs such as rent and utilities, selling expenses such as commissions and advertising, amortization of intangible assets, depreciation, and other administrative costs including professional fees and costs associated with non-cash stock compensation. Advertising costs are expensed as incurred.

Leases

The Company accounts for leases in accordance with Financial Accounting Standards Board (“FASB”) ASC 842, “Leases”. The Company determines if an arrangement is a lease at inception. Operating lease right-of-use assets (“ROU assets”) and short-term and long-term lease liabilities are included on the face of the balance sheet. Finance lease ROU assets are presented within other assets, and finance lease liabilities are presented within current and long-term liabilities.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are accounted for as a single lease component. For lease agreements with terms less than 12 months, the Company has elected the short-term lease measurement and recognition exemption, and it recognizes such lease payments on a straight-line basis over the lease term. The Company had no long term leases in effect at December 31, 2021 and 2020.

Stock Based Compensation

We recognize the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation cost for stock options are estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model. Share-based compensation arrangements may include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Equity instruments issued to those other than employees are recognized pursuant to FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This ASU relates to the accounting for non-employee share-based payments. The amendment in this update expands the scope of Topic 718 to include all share-based payment transactions in which a grantor acquired goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The ASU excludes share-based payment awards that relate to: (1) financing to the issuer; or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts from Customers. The share-based payments are to be measured at grant-date fair value of the equity instruments that the entity is obligated to issue when the goods or service has been delivered or rendered and all other conditions necessary to earn the right to benefit from the equity instruments have been satisfied. The Company had stock based compensation of $0 and $100 during the years ended December 31, 2021 and 2020.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

Related Parties

The Company follows the ASC 850-10, Related Party for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims brought to such legal counsel’s attention as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted this standard effective January 1, 2021; the adoption of this standard did not have a material impact on our financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)”. This ASU reduces the number of accounting models for convertible debt instruments and convertible Preferred Stock. As well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related EPS guidance. This standard was effective for us on January 1, 2021, including interim periods within such fiscal year. Adoption is either a modified retrospective method or a fully retrospective method of transition. The adoption of this standard did not have a material effect on our financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (“ASU 2018-13”), which eliminates, adds and modifies certain disclosure requirements for fair value measurements. The amendment is effective for interim and annual reporting periods beginning after December 15, 2019. The adoption of this standard did not have a material effect on our financial statements.

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (“ASU 2018-18”), which clarifies the interaction between ASC 808, Collaborative Arrangements and ASC 606, Revenue from Contracts with Customers. Certain transactions between participants in a collaborative arrangement should be accounted for under ASC 606 when the counterparty is a customer. In addition, ASU 2018-18 precludes an entity from presenting consideration from a transaction in a collaborative arrangement as revenue if the counterparty is not a customer for that transaction. ASU 2018-18 should be applied retrospectively to the date of initial application of ASC 606. This guidance was effective for us beginning January 1, 2020. The adoption of this standard did not have a material effect on our financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2020, with early adoption permitted. Adoption of the standard requires certain changes to be made prospectively, with some changes to be made retrospectively. This guidance was effective for us beginning January 1, 2021. The adoption of this standard did not have a material effect on our financial statements.

Management does not believe that any other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

Accounting Standards Issued, Not Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU requires measurement and recognition of expected credit losses for financial assets. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. ASU 2016-13 is effective for the Company beginning January 1, 2023. Entities will apply the standard's provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is currently evaluating the potential effect of this standard on its financial statements. The Company does not expect this standard to have a material impact on its financial statements.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed below.

3. Fair value measurements

The following tables present information about the Company’s financial instruments measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values:

December 31, 2021	Level 1	Level 2	Level 3	Total
	$-	$-	$-	$-

	$-	$-	$-	$-

December 31, 2020	Level 1	Level 2	Level 3	Total
	-	-	-	-

	$-	$-	$-	$-

During the years ended December 31, 2021 and 2020, there were no transfers between Level 1, Level 2 and Level 3.

4. Accounts payable and accrued liabilities

Accrued liabilities consist of the following:

	December 31,	December 31,
	2021	2020
Trade accounts payable	$104,664	2,160
Accrued interest	1,500	-
Total	$106,164	$2,160

5. Notes payable – related party

	December 31, 2021	December 31, 2020

During the year ended December 31, 2021, the Company received a total of $630,217 in cash loans from Stock Loan Solutions, LLC (“SLS”). In connection with the loans, the Company issued three promissory notes (the “SLS Notes”) to SLS. The first note (“SLS Note 1”) in the principal amount of $100,000 is dated July 15, 2021; the second note (“SLS Note 2”) is in the principal amount of $100,000 is dated August 26, 2021; the third note (“SLS Note 3”) is dated October 18, 2021. Each of the SLS Notes bears a one-time interest charge in the amount of $500 and is payable on demand. During the years ended December 31, 2021 and 2020, the Company accrued interest in the aggregate amount of $1,500 and $0, respectively, and charged an additional $15,332 and $0, respectively, to additional paid-in capital representing imputed interest on the SLS Notes.

	630,217	-

Total	$630,217	$-

Current portion	$630,217	$-
Long-term maturities	-	-
Total	$630,217	$-

6. Stockholders’ equity

Common stock

The Company has authorized 10,000 shares of common stock, $0.01 par value. The Company had 10,000 and shares of common stock issued and outstanding at December 31, 2021 and 2020.

Common stock transactions during the year ended December 31, 2021

None.

Common stock transactions during the year ended December 31, 2020

On October 7, 2020, the Company issued 5,000 founder’s shares of common stock to Jack Turner, its Chief Executive Officer and a Director, for services provided. These shares were valued at their par value of $0.01 and the amount of $50 was charged to stock-based compensation during the year ended December 31, 2020.

On October 7, 2020, the Company issued 5,000 founder’s shares of common stock to Garrett Eamer, its Chief Operating Officer and a Director, for services provided. These shares were valued at their par value of $0.01 and the amount of $50 was charged to stock-based compensation during the year ended December 31, 2020.

7. Income taxes

The Company accounts for income taxes under FASB ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

The provision (benefit) for income taxes for the years ended December 31, 2021 and 2020 consist of the following:

	2021	2020

Current	$-	$-
Deferred	-	-
Total	$-	$-

Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The tax effects of the temporary differences that give rise to the Company’s estimated deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2021	2020
Federal and state statutory tax	21.0%	21.0%
Net operating loss carryforward	$151,300	$5,300
Valuation allowance for deferred tax assets	(151,300)	(5,300)
Deferred tax assets	$-	$-

The total net operating loss carryforward at December 31, 2021 was approximately $720,000.

Deferred income tax assets result primarily from an accumulation of net operating loss carryforwards for income tax purposes with a valuation allowance applied against the carryforwards for book purposes. These net operating losses will expire in various years through 2037.

The provision (benefit) for income taxes for the period from inception to December 31, 2021 consist of the following:

December 31, 2021

Current	$-
Deferred	-
Total	$-

The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable statutory income tax rate of 21.0% for the years ended December 31, 2021 and 2020 to the loss before taxes as a result of the following differences:

	December 31,
	2021	2020
Loss before income taxes	$(694,631)	$(25,383)
Statutory tax rate	21.0%	21.0%
Total benefit at statutory tax rate	(145,872)	(5,330)
Change in valuation allowance	145,872	5,330
Income tax expense	$-	$-

8. Related party transactions

During the year ended December 31, 2021, the Company received loans in the aggregate amount of $630,217 from a related party. The Company accrued interest in the amount of $1,500 and charged an additional $15,332 to imputed interest on these loans; see note 5.

9. Subsequent events

On January 14, 2022, the Company amended its articles of incorporation, decreasing the par value of its common stock from $0.01 to $0.001 and increasing the authorized number of shares of common stock from 10,000 to 60,000,000. The articles of incorporation were also amended to designate a series of Preferred Stock, designated Series A Preferred Stock, consisting of 5,000,000 shares with a par value of $0.001 per share.

On January 14, 2022, the Company issued 4,995,0000 shares of common stock to Jack Turner, its Chief Executive Officer and a Director, for services provided. These shares were valued at their par value of $0.001 and the amount of $4,995 was charged to stock-based compensation.

On January 14, 2022, the Company issued 4,995,0000 shares of common stock to Garrett Eamer, its Chief Executive Officer and a Director, for services provided. These shares were valued at their par value of $0.001 and the amount of $4,995 was charged to stock-based compensation.

On April 7, 2022, the Company’s shareholders adopted a stock option plan (the “2022 Stock Option Plan”) with 10,000,000 shares of common stock available to be granted under the plan for its employees, directors, and consultants.

On April 7, 2022, the Company granted the following ten-year stock options under the 2002 Stock Option Plan

-	Options to purchase 750,000 shares of common stock at an exercise price of $0.20 per share, vesting in two years;

-	Options to purchase 300,000 shares of common stock at an exercise price of $0.20 per share, vesting in 6 months;

-	Options to purchase 101,000 shares of common stock at an exercise price of $1.00 per share, vesting in 1 year

From March 2 through June 1, 2022, the Company received cash in the amount of $238,283 and converted principal and interest in the amounts of $630,217 and $1,500, respectively, under notes payable in connection with the issuance of 4,350,000 shares of Series A Preferred Stock.

INVEST INC.

BALANCE SHEETS

	September 30,	December 31,
	2022	2021
ASSETS	(unaudited)
Current assets
Cash	$211,633	$175,793
Prepaid expenses	955	-
Total current assets	212,588	175,793

Total Assets	212,588	175,793

LIABILITIES AND (DEFICIENCY IN) STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	347,324	106,164
Customer deposits	206,564	143,994
Notes Payable, related party	-	630,217
Total current liabilities	553,888	880,375

Total Liabilities	553,888	880,375

Commitments and contingencies	-	-

Stockholders' equity (deficit)

Preferred stock, $0.001 par value, 25,000,000 and 0 shares authorized at September 30, 2022 and December 31, 2021, respectively; 5,000,000 and 0 shares designated as Series A Preferred Stock at September 30, 2022 and December 31, 2021, respectively

Series A Preferred Stock, $0.001 par value; 4,575,000 and 0 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	4,575	-
Common stock, $0.001 par value, 60,000,000 and 10,000 shares authorized at September 30, 2022 and December 31, 2021, respectively; 10,414,000 and 0 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	10,414	100
Additional paid-in capital	1,411,936	15,332
Accumulated deficit	(1,768,225)	(720,014)
Total stockholders' deficit	(341,300)	(704,582)

Total liabilities and stockholders' equity (deficit)	$212,588	$175,793

The accompanying notes form an integral part of these financial statements.

INVEST INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	For the	For the	For the	For the
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021

Revenue	$23,880	$-	$23,880	$-

Operating expenses:
Selling, general and administrative	370,175	160,126	1,053,098	294,310

Total operating expenses	370,175	160,126	1,029,218	294,310

Net Operating Loss	(346,295)	(160,126)	(1,029,218)	(294,310)

Other income (expense):
Interest expense	-	(3,069)	(18,993)	(3,069)
Total other income (expense)	-	(3,069)	(18,993)	(3,069)

Loss before provision for income taxes	(346,295)	(163,195)	(1,048,211)	(297,379)

Provision for income taxes	-	-	-	-

Net loss	$(346,295)	$(163,195)	$(1,048,211)	$(297,379)

Net loss per share - basic and diluted	$(0.03)	$(16.32)	$(0.11)	$(29.74)

Weighted average shares outstanding - basic and diluted	10,038,348	10,000	9,500,615	10,000

The accompanying notes form an integral part of these financial statements.

INVEST INC.

STATEMENT OF STOCKHOLDERS’ DEFICIENCY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(Unaudited)

					Additional
	Series A Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2020	-	$-	10,000	$100	$-	$(25,383)	$(25,283)
Imputed interest on related party note	-	-	-	-	2,069	-	2,069
Net loss for the nine months ended September 30, 2021	-	-	-	-	-	(297,379)	(297,379)
Balance, September 30, 2021	-	$-	-	$100	$2,069	(322,762)	$(320,593)

Balance, December 31, 2021	-	$-	10,000	$100	$15,332	$(720,014)	$(704,582)
Change in par value of common stock	-	-	-	(90)	90	-	-
Shares issued to founders for services	-	-	9,990,000	9,990	-	-	9,990
Vesting of employee options	-	-	-	-	97,190	-	97,190
Series A Preferred Stock Sold for Cash	1,416,410	1,416	-	-	271,644	-	273,060
Series A Preferred Stock issued for conversion of debt	3,158,590	3,159	-	-	595,101	-	598,260
Common stock sold for cash	-	-	414,000	414	413,586	-	414,000
Imputed interest on related party note payable	-	-	-	-	18,993	-	18,993
Net loss for the nine months ended September 30, 202	-	-	-	-	-	(1,048,211)	(1,048,211)
Balance, September 30, 2022	4,575,000	$4,575	10,414,000	$10,414	$1,411,936	$(1,768,225)	$(341,300)

The accompanying notes form an integral part of these financial statements.

INVEST INC.

STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER, 2022 AND 2021

(Unaudited)

	For the	For the
	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(1,048,211)	(297,379)
Imputed interest on related party loan	18,993	2,069
Common stock issued to founders for services	9,990	-
Vesting of stock options issued to employees	97,190	-
Adjustment to reconcile net loss to net cash used in operating activities
Changes in assets and liabilities:
Prepaid expenses	(955)	-
Accounts payable	242,660	29,280
Customer deposits	62,570	40,000
Net cash (used in) operating activities	(617,763)	(226,030)

FINANCING ACTIVITIES
Proceeds from related party advance	-	200,000
Proceeds from sale of Series A Preferred Stock	273,060	-
Proceeds from sale of common stock, net of costs	380,543
Net cash provided by (used in) financing activities	653,603	200,000

Net increase (decrease) in cash and cash equivalents	35,840	(226,030)

Cash and cash equivalents at beginning of period	175,793	-

Cash and cash equivalents at end of period	211,633	(226,030)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of Series A Preferred Stock to common stock	$630,217	$-
Change in par value of common stock	$90	$-

The accompanying notes form an integral part of these financial statements.

1. Business Organization and Nature of Operations

Background and Corporate Structure

Invest Inc. (“Invest ”, or the “Company”) was incorporated in the State of Wyoming on October 7, 2020 and is headquartered in Cheyenne, Wyoming. The Company is in the business of providing retail investors with institutional-level financial information, and also providing to public issuers a media buying and advertising platform to reach their target audiences.

While these financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business, adverse conditions could cast doubt upon the validity of this assumption. At September 30, 2022 the Company has a working capital deficit in the amount of $341,300, and has incurred losses since inception resulting in an accumulated deficit of $1,768,225. These conditions raise substantial doubt about the Company’s ability to continue as a going concern, In order to meet its corporate and administrative expenses for the coming year, the Company will be required to raise funds through additional financing. Although the Company has been successful in raising funds, there is no certainty that the Company will be successful in the future.

If the going concern assumption was not appropriate for these financial statements, then adjustments might be necessary to the carrying values of assets and liabilities, the reported loss and the balance sheet classifications used. These adjustments could be material. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States and are expressed in US dollars. The Company has adopted a fiscal year end of December 31st.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents includes demand deposits, saving accounts and money market accounts. The Company considers all highly liquid debt instruments with maturities of three months or less when purchased to be cash and cash equivalents. The Company had cash, cash equivalents, and restricted cash of $211,633 and $175,793 as of September 30, 2022 and December 31, 2021, respectively.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable considering a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations to it, the Company records a specific reserve for bad debts against amounts due in order to reduce the net recognized receivable to the amount it reasonably believes will be collected. For all other customers, the Company recognizes reserves for bad debts based on past write-off experience and the length of time the receivables are past due. The Company had $0 in bad debt expense during the nine months ended September 30, 2022 and 2021.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts and other accounts, the balances of which at times may be uninsured or exceed federally insured limits. From time to time, some of the Company’s funds are also held by escrow agents; these funds may not be federally insured. The Company continually monitors its banking relationships and consequently has not experienced any losses in such accounts.

Advertising and Marketing Costs

All costs associated with advertising and promoting products are expensed as incurred. Total recognized advertising and marketing expenses were $28,500 and $0 for the nine months ended September 30, 2022 and 2021, respectively.

Fair Value of Financial Instruments

Pursuant to Accounting Standards Codification (“ASC”) No. 825 - Financial Instruments, the Company is required to estimate the fair value of all financial instruments included on its balance sheets. The carrying amounts of the Company’s cash and cash equivalents, notes receivable, convertible notes payable, accounts payable and accrued expenses, none of which is held for trading, approximate their estimated fair values due to the short-term maturities of those financial instruments.

A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

Level 3 - Significant unobservable inputs that cannot be corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

Net Loss per Common Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Basic net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock. Diluted net loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. There is no effect on diluted loss per share because any such issuances would be anti-dilutive.

Revenue Recognition

We recognize revenue on arrangements in accordance with ASC 606, Revenue from Contracts with Customers. The core principle of ASC 606 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services ASC 606 requires companies to assess their contracts to determine the timing and amount of revenue to recognize under the new revenue standard. The model has a five-step approach:

1.	Identify the contract with the customer.

2.	Identify the performance obligations in the contract.

3.	Determine the total transaction price.

4.	Allocate the total transaction price to each performance obligation in the contract.

5.	Recognize as revenue when (or as) each performance obligation is satisfied.

The Company provides a media buying and implementation service on behalf of its clients, and is compensated at a fixed percentage of the amount of media purchased. Pursuant to the guidance in ASC 606, the company is considered an agent in these transactions. Revenue is recorded at the time the media purchase occurs. Amounts received from clients are carried as current liabilities on the Company’s balance sheet until the media purchase occurs. Customer deposits in the amount of $206,564 and $143,994 were recorded on the Company’s balance sheet at September 30, 2022 and December 31, 2021, respectively.

Selling, general, and administrative expenses

Selling, general, and administrative expenses include all other costs which support the Company’s operations but are not included as a cost of sales. These primarily consist of payroll, facility costs such as rent and utilities, selling expenses such as commissions and advertising, amortization of intangible assets, depreciation, and other administrative costs including professional fees and costs associated with non-cash stock compensation. Advertising costs are expensed as incurred.

Leases

The Company accounts for leases in accordance with Financial Accounting Standards Board (“FASB”) ASC 842, “Leases”. The Company determines if an arrangement is a lease at inception. Operating lease right-of-use assets (“ROU assets”) and short-term and long-term lease liabilities are included on the face of the balance sheet. Finance lease ROU assets are presented within other assets, and finance lease liabilities are presented within current and long-term liabilities.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are accounted for as a single lease component. For lease agreements with terms less than 12 months, the Company has elected the short-term lease measurement and recognition exemption, and it recognizes such lease payments on a straight-line basis over the lease term. The Company has no long term leases in effect at September 30, 2022 and December 31, 2021.

Stock Based Compensation

We recognize the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation cost for stock options are estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model. Share-based compensation arrangements may include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Equity instruments issued to those other than employees are recognized pursuant to FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This ASU relates to the accounting for non-employee share-based payments. The amendment in this update expands the scope of Topic 718 to include all share-based payment transactions in which a grantor acquired goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The ASU excludes share-based payment awards that relate to: (1) financing to the issuer; or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts from Customers. The share-based payments are to be measured at grant-date fair value of the equity instruments that the entity is obligated to issue when the goods or service has been delivered or rendered and all other conditions necessary to earn the right to benefit from the equity instruments have been satisfied.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

Related Parties

The Company follows the ASC 850-10, Related Party for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims brought to such legal counsel’s attention as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted this standard effective January 1, 2021; the adoption of this standard did not have a material impact on our financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)”. This ASU reduces the number of accounting models for convertible debt instruments and convertible Preferred Stock as well as amend the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related EPS guidance. This standard was effective for us on January 1, 2021, including interim periods within such fiscal year. Adoption is either a modified retrospective method or a fully retrospective method of transition. The adoption of this standard did not have a material effect on our financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (“ASU 2018-13”), which eliminates, adds and modifies certain disclosure requirements for fair value measurements. The amendment is effective for interim and annual reporting periods beginning after December 15, 2019. The adoption of this standard did not have a material effect on our financial statements.

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (“ASU 2018-18”), which clarifies the interaction between ASC 808, Collaborative Arrangements and ASC 606, Revenue from Contracts with Customers. Certain transactions between participants in a collaborative arrangement should be accounted for under ASC 606 when the counterparty is a customer. In addition, ASU 2018-18 precludes an entity from presenting consideration from a transaction in a collaborative arrangement as revenue if the counterparty is not a customer for that transaction. ASU 2018-18 should be applied retrospectively to the date of initial application of ASC 606. This guidance was effective for us beginning January 1, 2020. The adoption of this standard did not have a material effect on our financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2020, with early adoption permitted. Adoption of the standard requires certain changes to be made prospectively, with some changes to be made retrospectively. This guidance was effective for us beginning January 1, 2021. The adoption of this standard did not have a material effect on our financial statements.

Management does not believe that any other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

Accounting Standards Issued, Not Adopted

In September 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU requires measurement and recognition of expected credit losses for financial assets. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. ASU 2016-13 is effective for the Company beginning January 1, 2023. Entities will apply the standard's provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is currently evaluating the potential effect of this standard on its financial statements. The Company does not expect this standard to have a material impact on its financial statements.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed below.

3. Fair value measurements

The following tables present information about the Company’s financial instruments measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values:

September 30, 2022	Level 1	Level 2	Level 3	Total
	-	-	-	-
	$-	$-	$-	$-

December 31, 2021	Level 1	Level 2	Level 3	Total
	-	-	-	-
	$-	$-	$-	$-

During the nine months ended September 30, 2022 and 2021, there were no transfers between Level 1, Level 2 and Level 3.

4. Accounts payable and accrued liabilities

Accrued liabilities consist of the following:

	September 30,	December 31,
	2022	2021
Trade accounts payable	$309,416	104,664
Credit card balance payable	11,366	-
Accrued compensation	26,542	-
Accrued interest	-	1,500
Total	$347,324	$106,164

5. Notes payable – related party

	September 30, 2022	December 31, 2021

During the year ended December 31, 2021, the Company received a total of $630,217 in cash loans from Stock Loan Solutions, LLC (“SLS”), a related party. In connection with the loans, the Company issued three promissory notes (the “SLS Notes”) to SLS. The first note (“SLS Note 1”) in the principal amount of $100,000 is dated July 15, 2021; the second note (“SLS Note 2”) in the principal amount of $100,000 is dated August 26, 2021; the third note (“SLS Note 3”) in the principal amount of $430,217 is dated October 18, 2021. Each of the SLS Notes bears a one-time interest charge in the amount of $500 and is payable on demand. During the nine months ended September 30, 2022 and 2021, the Company accrued interest no interest on the SLS Notes. During the nine months ended September 30, 2022, the Company charged the amount of $18,993 to paid-in capital representing imputed interest on the SLS Notes; in addition, principal in the amount of $630,217 and accrued interest in the amount of $1,500, along with cash in the amount of $68,283 were converted to 3,500,000 shares of the Company’s Series A Preferred Stock. There was no gain or loss on this transaction as the conversion was made pursuant to the terms of the Series A Preferred Stock Purchase Agreement (see note 6).

	$-	$630,217

Total	$-	$630,217

Current portion	$-	$630,217
Long-term maturities	-	-
Total	$-	$630,217

6. Stockholders’ equity

Preferred Stock

The Company has authorized 25,000,000 shares of preferred stock, 5,000,000 designated as Series A.

The Company has issued and outstanding 4,575,000 and 0 shares of Series A Preferred Stock at September 30, 2022 and December 31, 2021, respectively. The Series A Convertible Preferred Stock has a par value of $0.001, and is convertible into common stock at any time at a price determined by dividing $0.20 by the Series A conversion price, which is initially $0.20 per share. The Series A conversion price is subject to adjustment should the Company issue shares of common stock or at a price less than $0.20 per share.

Series A Preferred Stock transactions during the nine months ended September 30, 2022

From March 2 through June 1, 2022, the Company received cash in the amount of $283,282 and converted principal and interest in the amounts of $630,217 and $1,500, respectively, under a related party note payable in connection with the issuance of 4,575,000 shares of Series A Preferred Stock.

Series A Preferred Stock transactions during the nine months ended September 30, 2021

None.

Common stock

The Company has authorized 60,000,000 shares of common stock, $0.001 par value. The Company had 10,414,000 and 10,000 shares of common stock issued and outstanding at September 30, 2022 and December 31, 2021, respectively.

Common stock transactions during the nine months ended September 30, 2022

On January 14, 2022, the Company increased the number of shares of common stock authorized from 10,000 to 60,000,000. At the same time, the Company authorized the issuance of an additional 4,995,000 founders shares of common stock to Jack Turner, its Chief Executive Officer, and an additional 4,995,000 founders shares of common stock to Garrett Eamer, its Chief Operating Officer, for a total of 9,990,000 shares. These shares were in addition to the 5,000 shares of founders stock initially provided to each of Mr. Turner and Mr. Eamer and were issued in order to reflect the increase in the number of shares of common stock authorized. The 9,990,000 shares issued in the aggregate to Mr. Turner and Mr. Eamer were valued at their par value of $0.001 per share, and the amount of $9,990 was charged to stock-based compensation during the period.

The Company commenced a private offering of its common stock (the “Regulation D Offering”) exempt from registration under Rule 506(b) of Regulation D of the Securities Act of 1933 with a maximum offering of $5,000,000, consisting of up to 5,000,000 shares of common stock at a price of $1.00 per share. On September 1, 2022, the Company closed the first round of financing under the Regulation D Offering (the “First Close”) for the sale of 100,000 shares of common stock for aggregate proceeds of $100,000. On September 28, 2022, the Company closed the second round of financing under the Regulation D Offering (the “Second Close”) for the sale of 314,000 shares of common stock for aggregate proceeds of $314,000.

Common stock transactions during the nine months ended September 30, 2021

None.

Stock Options

On April 7, 2022, the Company’s shareholders adopted a stock option plan (the “2022 Stock Option Plan”) with 10,000,000 shares of common stock available to be granted under the plan for its employees, directors, and consultants.

The following table summarizes the options outstanding at September 30, 2022 and the related prices for the options to purchase shares of the Company’s common stock issued by the Company:

			Weighted		Weighted
		Weighted	average		average
		average	exercise		exercise
Range of	Number of	Remaining	price of	Number of	price of
exercise	options	contractual	outstanding	options	exercisable
prices	outstanding	life (years)	options	exercisable	options
$0.20	1,050,000	9.52	$0.20	862,500	$0.20
$1.00	283,500	9.78	$1.00	132,417	$1.00
	1,333,500	9.58	$0.37	994,917	$0.264

Transactions involving stock options are summarized as follows:

	Number of Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2021	-	$-

Granted	1,351,000	$0.38
Exercised	-	$-
Cancelled / Expired	(17,500)	$1.00

Options outstanding at September 30, 2022 (unaudited)	1,333,500	$0.38
Options exercisable at September 30, 2022 (unaudited)	889,667	$0.26

During the nine months ended September 30, 2022 and 2021, the Company charged the amount of $97,190 and $0, respectively, to operations in connection with the vesting of stock options.

7. Related party transactions

During the nine months ended September 30, 2022, the Company charged imputed interest in the amount $18,993 on the SLS Notes to paid-in capital; in addition, the Company converted principal and interest due under SLS Notes in the amount of $630,217 and $1,500, respectively, to 3,500,000 shares of the Company’s Series A preferred stock. See note 6.

8. Subsequent events

On October 20, 2022, the Company closed the third round of financing under the Regulation D Offering (the “Third Close”) for the sale of 922,500 shares of common stock for aggregate proceeds of $922,500. See note 6.

On November 1, 2022, the Company entered into a sublease agreement for approximately 600 square feet of office space located at 11500 W. Olympic Blvd, Suite 562, Los Angeles California. The sublease agreement is for 12 months at a cost of $2,750 per month.

On November 8, 2022, the Company issued 50,000 shares of common stock to Kahala 19 LLC at a price of $1.00 per share for consulting services.

On November 8, 2022, the Company issued 50,000 shares of common stock to CYC Holdings at a price of $1.00 per share for consulting services.

On November 10, 2022, Jack Turner provided notice to the Board of Directors of his resignation as a Director, officer, and employee of the Company effective on November 10, 2022.

On November 10, 2022, Garrett Eamer provided notice to the Board of Directors of his resignation as a Director, officer, and employee of the Company effective on November 10, 2022.

From November 11, 2022 through December 8, 2022, the Company issued 2,170,950 shares of common stock for the conversion of 1,765,000 shares of Series A Preferred Stock.

On November 15, 2022, the Company changed Garrett Eamer’s employment position from Secretary and Chief Operating Officer to Business Development.

On November 15, 2022, the Company’s Sold Director executed and delivered employment agreement on behalf of the Company with the following individuals: Marc McNeill, Chief Executive officer; Jeffery Pesner, Chief Operating Officer and Secretary; John Small, Chief Financial Officer.

On November 15, 2022, the Company’s Sold Director appointed Jacob Fernane as Chairman of the Board.

On November 15, 2022, the Company’s Board of Directors authorized an increase in the number of members of the Board from three to five.

On November 15, the Company appointed Janio Quadros Neto, Giorgi Khazaradze, Antonio Silveti-Falls, and Marc McNeill to fill the four vacancies on the Board.

On November 23, 2022, the Company closed the fourth round of financing under the Regulation D Offering (the “Fourth Close”) for the sale of 1,175,000 shares of common stock for aggregate proceeds of $1,175,000. See note 6.

On December 8, 2022, the Company received the amount of $15,000 for the purchase of 75,000 shares of Series A Preferred Stock.

3,000,000 Shares of Common Stock

Invest Inc.

OFFERING CIRCULAR

, 2023

PART III. EXHIBITS.

EXHIBIT INDEX

Exhibit		Description
2.1		Articles of Incorporation of the Registrant filed with the Wyoming Secretary of State on October 7, 2020
2.2		Articles of Amendment of the Registrant filed with the Wyoming Secretary of State on January 27, 2022
2.3		Bylaws of the Registrant, dated October 7, 2020
3.1	†	2022 Incentive and Non-Statutory Stock Option Plan to Employees, Directors, and Consultants of the Registrant dated April 7, 2022
4.1		Form of Subscription Agreement
6.1	†	Offer of Employment to Jacob Fernane from the Registrant dated July 5, 2022
6.2	†	Executive Employment Agreement between the Registrant and Marc McNeill dated November 1, 2022
6.3	†	Executive Employment Agreement between the Registrant and Jeff Pesner dated November 1, 2022
6.4	†	Independent Contractor Agreement between the Registrant and Cota Consulting LLC dated December 1, 2022
6.5		Commercial Sublease Agreement dated November 1, 2022
6.6		Software Services and License Agreement with Devexperts LLC
6.7		Form of Placement Agent Agreement
11.1		Consent of FitzGerald Kreditor Bolduc Risbrough, LLP (included in Exhibit 12)
11.2		Consent of M&K CPAS, PLLC
12.1		Consent of FitzGerald Kreditor Bolduc Risbrough, LLP
14.1		Power of attorney (See signature page of Offering Statement on Form 1-A )

†	Indicates management contract or compensatory plan

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Los Angeles, State of California, on March 29, 2023.

Invest Inc.

By:	/s/ Marc McNeill
Marc McNeill
Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Jacob Fernane and Marc McNeill as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Offering Statement on Form 1-A (including all pre-qualification and post-qualification amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Regulation A, as amended, this Offering Statement on Form 1-A has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jacob Fernane	President and Chairman of the Board	March 29, 2023
Jacob Fernane

/s/ Marc McNeill	Chief Executive Officer and Director	March 29, 2023
Marc McNeill	(Principal Executive Officer)

/s/ John Small	Chief Financial Officer	March 29, 2023
John Small	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jeffrey Pesner	Chief Operations Officer and Secretary	March 29, 2023
Jeffrey Pesner

/s/ Antonio Silveti-Falls	Director	March 29, 2023
Antonio Silveti-Falls

/s/ Janio Quadros Neto	Director	March 29, 2023
Janio Quadros Neto

/s/ Giorgi Khazaradze	Director	March 29, 2023
Giorgi Khazaradze

III-2